UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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Lumber Liquidators Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 23, 2016

To Our Stockholders:

The Annual Meeting of the Stockholders of Lumber Liquidators Holdings, Inc. will be held on Monday, May 23, 2016, at 10:00 a.m., at the Hilton Garden Inn Williamsburg, 1624 Richmond Road, Williamsburg, Virginia, for the following purposes:

1.	To elect three directors, W. Stephen Cannon, John M. Presley and Thomas D. Sullivan, to hold office until the 2019 Annual Meeting of Stockholders and until their successors are elected and qualified (Proposal One);
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal Two);
3.	To approve, in an advisory (non-binding) vote, our executive compensation (Proposal Three);
4.	To approve the Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan; and
5.	To consider and act upon any other business which may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 24, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Whether or not you plan to attend the Annual Meeting, your vote is very important. Please vote. There are four ways that you can cast your vote — by Internet, by telephone, by mail or in person at the Annual Meeting. Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Any stockholder who later finds that he or she can be present at the Annual Meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

By order of the Board of Directors,

/s/ Jill Witter

Jill Witter
Secretary

Toano, Virginia
April 7, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2016.

The proxy statement and the 2015 Annual Report to Stockholders on Form 10-K are available at www.investors.lumberliquidators.com/proxy.

i

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lumber Liquidators Holdings, Inc. (the “Company,” “us” or “we”) for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 23, 2016, at the time and place set forth in the notice of the meeting, and at any adjournments or postponements thereof.

We are providing access to our proxy materials, including this Proxy Statement, our annual report on Form 10-K and an electronic form of proxy card, primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about April 7, 2016, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides website and other information for the purpose of accessing our proxy materials. You may access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials through the Internet or to request a printed or electronic copy may be found in the Notice.

Shareholders may vote in any of the following four ways — by Internet, by telephone, in person at the Annual Meeting or, if you requested printed copies of the proxy materials, by signing, dating and mailing the proxy card you receive in the envelope provided.

A properly executed proxy will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted for the directors listed in Proposal One and in favor of Proposals Two, Three and Four. In addition, if other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Any person has the power to revoke a proxy by submitting a subsequent vote using any of the methods described above, by voting in person at the Annual Meeting, or by giving written notice of revocation to our corporate secretary at any time before the proxy is exercised. Your latest proxy card, telephone vote or Internet proxy with respect to the same shares is the one that will be counted. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record holder.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the common stock entitled to vote at the Annual Meeting is present either in person or by proxy. Abstentions, broker non-votes and votes withheld for director nominees will count as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.

With respect to the election of directors, votes may be cast in favor or withheld. If a quorum is present, such election will be decided by plurality vote of the votes cast at the Annual Meeting, either in person or by proxy; therefore, abstentions, broker non-votes or withheld shares will have no effect on the outcome of the election. Brokers may not vote on the election of directors without instructions from the beneficial owners of the shares. The three nominees for director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected.

For approval of the ratification of auditors, advisory vote on executive compensation and approval of the Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, votes may be cast in favor or against, or you may abstain from voting. If a quorum is present, the votes cast at the Annual Meeting in favor of each proposal, either in person or by proxy, must exceed the votes cast opposing the action for approval. Abstentions and broker non-votes will have no effect on the outcome of such proposals. Brokers have discretionary authority to vote on the ratification of auditors, but may not vote on the advisory vote on executive compensation or approval of the Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan without instructions from the beneficial owners of the shares. Our inspector of elections will tabulate the votes cast by each proxy and in person at the Annual Meeting.

We will bear the cost of the solicitation. In addition to mailing this material to stockholders, we have asked banks and brokers to forward copies to persons for whom they hold our stock and request authority for execution of the proxies. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Our officers and regular employees, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Our principal executive offices are located at 3000 John Deere Road, Toano, Virginia 23168, telephone number (757) 259-4280.

Record Date and Voting Securities

Only stockholders of record at the close of business on March 24, 2016 are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 27,098,589 shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one (1) vote on each matter.

Directions to Annual Meeting

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (757) 566-7512.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is currently fixed by resolution of the Board of Directors at nine (9) members divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The term of office of our Class I directors will end at this year’s Annual Meeting of Stockholders. There are currently four (4) Class I directors due to W. Stephen Cannon’s appointment to that class in March 2016. The size of the Board of Directors will be reduced to eight (8) directors and the number of Class I directors will be reduced to three (3) upon the expiration of Macon F. Brock, Jr.’s term at the Annual Meeting. Our Class II directors’ terms will end at the Annual Meeting of Stockholders in 2017. Our Class III directors’ terms will end at the Annual Meeting of Stockholders in 2018. Each director serves a three-year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement or removal from office. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated W. Stephen Cannon, John M. Presley and Thomas D. Sullivan for reelection to the Board as Class I directors for three-year terms ending in 2019. The following pages set forth information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting including certain experiences, qualifications, attributes and/or skills that led us to conclude that each of them should serve as a director.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Nominees for Election for Terms Expiring in 2019 (Class I)

W. Stephen Cannon, 64, has been a director since March 2016. Mr. Cannon was originally recommended for election to the Board by the Nominating and Corporate Governance Committee. Mr. Cannon joined Constantine Cannon LLP, a law firm, in 2005 as the managing partner of Constantine Cannon LLP’s Washington D.C. office and has been chairperson of the firm since 2007. From 1994 to 2005, Mr. Cannon was the senior vice president, general counsel and secretary of Circuit City Stores, Inc., a retailer of consumer electronics, which, at the time, was publicly traded on the New York Stock Exchange. Prior to joining Circuit City, Mr. Cannon served as a partner at the law firm of Wunder, Diefenderfer, Ryan, Cannon and Thelen and spent ten years in government service, including positions at the U.S. Department of Justice and the U.S. Senate Committee on the Judiciary.

Mr. Cannon has demonstrated significant legal and business expertise through his role as general counsel of Circuit City, a public company with significant retail operations. This experience, among other things, assists the Board with its risk oversight. Mr. Cannon’s legal expertise also provides him with an understanding of various public company requirements, including corporate governance and SEC developments. He also has previous experience serving as a director of a public company.

John M. Presley, 55, has been a director since April 2006. Mr. Presley currently serves as our president and chief executive officer. Prior to becoming our president and chief executive officer in November 2015, Mr. Presley was the managing director and chief executive officer of First Capital Bancorp in Glen Allen, Virginia from March 2008 to November 2015. Prior to March 2008, he was head of strategic initiatives at Fifth Third Bancorp, where he was responsible for executing banking strategies in existing and emerging markets. He served as chief financial officer for Marshall & Ilsley Corp. from 2004 to 2006. Earlier in his career, Mr. Presley was chief financial officer of National Commerce Financial Corp. in Memphis, Tennessee, and president and chief executive officer of First Market Bank in Richmond, Virginia. Mr. Presley holds a B.A. in economics and business administration from Rhodes College.

As a member of our Board since 2006 and our president and chief executive officer, Mr. Presley has experience with and knowledge of, among other things, our business plans, personnel, risks and financial results. Additionally, Mr. Presley possesses business, financial, risk management and banking industry expertise, as a chief executive officer and chief financial officer. He has thorough knowledge of generally accepted accounting principles and an understanding of internal control over financial reporting. Further, he has experience in preparing, auditing and analyzing financial statements. Mr. Presley has served on our Board for nearly nine years and was the Chairman of our Audit Committee, our “audit committee financial expert,” a member of our Nominating and Corporate Governance Committee and our lead outside director from our initial public offering in November 2007 (“IPO”) to November 2015. Mr. Presley also served as Chairman of our Board from May 2015 until his appointment as chief executive officer in November 2015. His service to the Company in these various capacities has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

Thomas D. Sullivan, 56, is our founder. He was the chairman of our Board from our inception in 1994 to May 2015, when he became acting chief executive officer and served as our acting chief executive officer until the appointment of Mr. Presley as chief executive officer in November 2015. Prior to September 2006, Mr. Sullivan also served as our president and chief executive officer since our incorporation in 1994. He currently advises and supports our marketing and advertising departments and is active in our sourcing initiatives. He is involved with employee development initiatives and plays a key role in setting and maintaining our corporate culture. In addition, he appears in some of our advertising materials and participates in public relations events on our behalf. Mr. Sullivan serves on the board of directors of several privately held companies.

As our founder, former president and chief executive officer, and former acting chief executive officer, Mr. Sullivan has an intimate understanding of our business, customers, employees, risks and culture. Furthermore, he has an in-depth knowledge of our industry, suppliers and competitors. He possesses an entrepreneurial mindset and acumen for sales and marketing that have been valuable to the growth of the Company.

The Board of Directors recommends a vote FOR the
election of Messrs. Cannon, Presley and Sullivan.

Incumbent Directors Whose Terms Expire in 2017 (Class II)

Peter B. Robinson, 67, has been a director since April 2010. Mr. Robinson served as an executive vice president of Burger King Corporation responsible for Burger King’s global marketing and strategy functions until his retirement in December 2010. Prior to assuming that role in December 2009, Mr. Robinson was an executive vice president and president of Burger King’s Europe, Middle East and Africa business segment. Before joining Burger King, Mr. Robinson worked for General Mills, Inc. as president of Pillsbury USA, and senior vice president of General Mills Inc. from 2001 to 2006. Earlier in his career, Mr. Robinson held positions of increasing responsibility at The Pillsbury Company, PepsiCo, Kraft General Foods, and Procter & Gamble, Ltd. UK. Mr. Robinson holds a B.A. in economics from Newcastle University. He also serves on the board of directors of First Niagara Financial Group, Inc.

Mr. Robinson has more than 30 years of experience in the consumer foods industry in the United States, Europe, Middle East and Africa. Through this experience, he has acquired and developed leadership, operations and risk assessment skills. In addition, he possesses strategic development abilities, senior management experience and consumer marketing knowledge. Mr. Robinson has been a member of our Compensation Committee since May 2010. Through his service as a director, Mr. Robinson has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Martin F. Roper, 53, has been a director since April 2006. Mr. Roper is the president and chief executive officer of The Boston Beer Company, Inc., where he has worked since 1994. Prior to assuming his current positions in January 2001, he had served as the president and chief operating officer of that company since December 1999. Mr. Roper has served on the board of directors of Boston Beer since 1999. He holds a B.A. in engineering and M.Eng. from Cambridge University and an M.B.A. from Harvard Business School.

As a director and chief executive officer of a publicly traded company, Mr. Roper has senior management, strategic development and financial skills. In addition, Mr. Roper possesses experience in public relations, consumer marketing, investor relations, product development and risk management. Mr. Roper has served on our Board for nearly ten years and has been Chairman of the Compensation Committee and a member of the Audit Committee since our IPO. His experience as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

Incumbent Directors Whose Terms Expire in 2018 (Class III)

Douglas T. Moore, 59, has been a director since April 2006. He currently serves as the president and chief executive officer of Med-Air Homecare, and principal of First Street Consulting, LLC, a retail consulting firm, where he has worked since June 2012. From February 2012 through June 2012, Mr. Moore served as the chief merchandising and marketing officer at hhgregg, Inc. From December 2010 through February 2012, Mr. Moore served as vice president operations for Safelite Group, a subsidiary of Belron, and as the principal of First Street Consulting, LLC. Prior to December 2010, Mr. Moore served as senior vice president, president — appliances for Sears Holdings Corporation. From 2007 to 2008, Mr. Moore served as senior vice president, hardlines — merchandising for Sears where he was the chief merchant for the appliance, lawn and garden, tools, home electronics and sporting goods businesses. Prior to joining Sears, Mr. Moore served for 17 years as a senior executive of Circuit City Stores, Inc., with his last position as executive vice president, chief merchandising officer. Circuit City filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in November 2008. Mr. Moore has also held operational and consumer marketing positions at AMF Bowling, Inc., A.H. Robins Company, Inc. and the Carnation Company. He received his undergraduate degree and M.B.A. from the University of Virginia.

Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. He has served on our Board for nearly ten years and has been Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee since our IPO. Through his service as a director, Mr. Moore has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Nancy M. Taylor, 56, has been a director since April 2014. Ms. Taylor is the former president and chief executive officer of Tredegar Corporation, serving in such roles from January 2010 to June 2015, and, during such time, was a member of Tredegar’s board of directors. Prior to such time, she was executive vice president of Tredegar responsible for corporate business development in addition to her role as president of Tredegar Film Products. Previously, she served in roles of increasing responsibility at Tredegar since she joined the company in 1991. Before joining Tredegar, she was an associate at the law firm of Hunton & Williams. Ms. Taylor received a B.A. from the College of the Holy Cross and a law degree from Catholic University of America.

Ms. Taylor has significant experience as a chief executive officer of a publicly traded international manufacturer. Through her experience, she has gained and developed extensive business, finance and leadership skills. Further, she possesses an understanding of strategic planning, risk assessment and international operations. In addition, she has experience serving as a director of a public company. Ms. Taylor has been a member of our Compensation Committee since May 2014 and a member of our Nominating and Corporate Governance Committee since January 2015. Additionally, Ms. Taylor was appointed Chairperson of our Board in November 2015. Through her service as a director, Ms. Taylor has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Jimmie L. Wade, 61, has been a director since September 2011. Mr. Wade currently serves on the board of directors and finance committee of Advance Auto Parts, Inc. Mr. Wade joined Advance in February 1994 and served as president from October 1999 through May 2005 and from January 2009 until December 2011. He also held several other key senior executive roles with Advance at various times including executive vice president, from May 2005 to December 2008, and chief financial officer. Before joining Advance, Mr. Wade worked for S.H. Heironimus, Inc., a regional department store, as vice president, finance and operations. Earlier in his career, Mr. Wade held positions with American Motor Inns, Inc. and KPMG LLP. He also serves on the board of directors of Tuesday Morning Corporation, a leading closeout retailer, as well as its audit committee and compensation committee. Mr. Wade holds a B.S. in accounting from Virginia Tech and is a Certified Public Accountant.

Mr. Wade has extensive experience as a senior executive and director of a leading publicly traded specialty retailer that has achieved significant growth during his tenure. Through his experience, he has gained and developed extensive business, finance, distribution, marketing and leadership skills. Further, he possesses an understanding of strategic business planning, risk assessment and store operations. Mr. Wade has served on our Board for more than four years and has been a member of our Audit Committee since November 2011 and has served as Chairman of our Audit Committee and our “audit committee financial expert” since November 2015. Through his service as a director, Mr. Wade has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Director Not Standing for Re-Election

Macon F. Brock, Jr., 73, has been a director since November 2007. Mr. Brock is not being nominated for re-election consistent with the requirements of the Company’s Corporate Governance Guidelines, which provides that a director will be expected not to stand for re-election after reaching the age of 70, and will retire from the Board when his term expires at the Annual Meeting. Mr. Brock is a founder and chairman of the board of Dollar Tree, Inc. He served as the president of Dollar Tree from 1986 until 2001 and as chief executive officer from 1993 until 2003. He has been a director of Dollar Tree since 1986 and chairman of the board since 2001. Until 1991, Mr. Brock was an officer and director of K&K Toys, Inc. He also serves on the board of directors of several privately held companies and non-profit organizations and previously served on the board of directors of rue21, Inc. Mr. Brock earned his B.A. from Randolph-Macon College and served as a Captain in the U.S. Marine Corps.

As a founder and former chief executive officer of a nationwide retail company, Mr. Brock has experience with strategic business development, store operations, logistics, procurement, risk management, sales, marketing and other matters. In addition, he has experience serving as a director of a public company. Since joining our Board in 2007, Mr. Brock has served on both our Compensation Committee and Nominating and Corporate Governance Committee. Through his service as a director, Mr. Brock has gained insight, perspective and knowledge regarding our business, growth, operations and personnel. The Company thanks Mr. Brock for his years of service and wishes him well in his retirement.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, our Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website, www.lumberliquidators.com, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Independence

The Board, in its business judgment, has determined that the following seven of its nine current members are independent from us, including under the independence standards contained in rules of the New York Stock Exchange (“NYSE”): Macon F. Brock, Jr., W. Stephen Cannon, Douglas T. Moore, Peter B. Robinson, Martin F. Roper, Nancy M. Taylor and Jimmie L. Wade. In reaching its conclusion regarding director independence, the Board considered whether we conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. Our non-management directors had no transactions, arrangements or relationships with us, other than as directors and stockholders.

Board Leadership Structure — Chairperson and Lead Outside Director

The Board does not have a policy on whether or not the roles of chief executive officer and chairperson of the Board should be separate and, if they are to be separate, whether the chairperson of the Board should be selected from the non-employee directors or be an employee. In our history, the offices of chief executive officer and chairperson of the Board have been at times combined and at times separated, and, when separated, the chairperson has at times been a non-employee director and at other times an employee. The Board considers such combination, separation and independence in conjunction with, among other things, its succession planning processes. Our Board believes that it should be free to make a choice regarding the leadership structure from time to time in any manner that is in our and our stockholders’ best interests. In the instance in which the chairperson of our Board is not an independent director, our Corporate Governance Guidelines provide for a lead outside director to be elected by vote of the outside directors.

In 2015, there were several changes in our leadership structure. Mr. Sullivan, who is our founder and an employee of the Company, served as chairperson from our inception until May 21, 2015, when he relinquished that role, while still remaining on the Board, and assumed the positon as our acting chief executive officer. Mr. Presley, who had served as our lead outside director since our IPO and was an independent director at the time, then became chairperson of our Board. On November 16, 2015, Mr. Presley was appointed chief executive officer of the Company and relinquished his role as chairperson while still remaining on the Board. Mr. Sullivan continued to serve as a director and serves a special adviser to Mr. Presley. Ms. Taylor, who is an independent director, was then appointed chairperson. Ms. Taylor, as chairperson of our Board, is responsible for coordinating the activities of the other outside directors, including the establishment of the agenda for executive sessions of the outside directors, with or without the presence of management. In the event the chairperson is not independent in the future, a lead outside director will be appointed to fulfill these responsibilities.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each composed of directors the Board has determined to be independent. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available at the investor relations page of our website at www.lumberliquidators.com and will be provided to any stockholder without charge upon the stockholder’s written request to our corporate secretary. Each year, committee and committee chair assignments are made at the Board meeting immediately following the Annual Meeting of Stockholders. The current composition of each committee is as follows:

Audit	Compensation	Nominating and Corporate Governance
Jimmie L. Wade*	Martin F. Roper*	Douglas T. Moore*
Douglas T. Moore	Macon F. Brock, Jr.	Macon F. Brock, Jr.
Martin F. Roper	Peter B. Robinson	Nancy M. Taylor
Nancy M. Taylor

*	Indicates chairperson of the committee.

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our Certificate of Incorporation and Bylaws.

Audit Committee.  The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board to the stockholders relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee approves procedures for the pre-approval of audit and non-audit services provided to us by any independent auditors. It is also responsible for establishing, publishing, maintaining and overseeing our “whistleblower” procedures and our compliance and ethics program.

In addition to the current members, Mr. Presley served as a member and the chairperson of the Audit Committee in 2015 until he became our chief executive officer on November 16, 2015. The Board, in its business judgment, has determined that all of the current members of the Audit Committee are, and each member who served on the Audit Committee during 2015 was during the period in which he served, independent, as determined in accordance with the rules of the NYSE and relevant federal securities laws and regulations. The Board also has determined that all of the Committee members are financially literate as defined by the rules of the NYSE and that Mr. Wade qualifies as an audit committee financial expert as defined by regulations of the Securities and Exchange Commission (“SEC”).

With the exception of Mr. Wade, who serves on the audit committee of Tuesday Morning Corporation, no member of the Audit Committee served on any audit or similar committee of any other publicly held company in 2015.

Compensation Committee.  The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee may, in its discretion, engage outside consultants to assist in evaluating and determining appropriate compensation levels for our executives. The Compensation Committee has produced an annual report on executive compensation that is included in this Proxy Statement. The Board, in its business judgment, has determined that all of the members of the Compensation Committee are independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. Refer to the section titled “Executive Compensation” for additional information.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee assists the Board in implementing sound corporate governance principles and practices. The Nominating and Corporate Governance Committee also is charged with considering and recruiting individuals qualified to become Board members, conducting inquiries into the background, independence and qualifications of any candidates and recommending to the Board the director nominees. In performing these duties, the Nominating and Corporate Governance Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. It also reviews the qualifications and independence of the members of the Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board.

Ms. Taylor joined the Nominating and Corporate Governance Committee on January 29, 2015. In addition to the current members, Mr. Presley served as a member of the Nominating and Corporate Governance Committee in 2015 until he became our chief executive officer in November, 2015. The Board, in its business judgment, has determined that all of the current members of the Nominating and Corporate Governance Committee are, and each member who served on the Nominating and Corporate Governance Committee during 2015 was during the period in which he or she served, independent, as determined in accordance with the rules of the NYSE.

The Nominating and Corporate Governance Committee will consider timely stockholder recommendations for candidates to serve on the Board. Such recommendations shall be sent to our corporate secretary and shall include (1) all information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such other information as we may require pursuant to any policy governing the selection of directors, and (2) a written consent from the recommended individual to being named in the proxy statement as a nominee and to serving as a director if elected. If the recommendation is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2017 Annual Meeting, the recommendation must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals” below. Nominees for director are selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:

• strength of character	• specific areas of expertise
• judgment	• understanding of our business
• skill	• principles of diversity
• education	• reputation
• business experience	• other personal attributes or special talents

Nominees should also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

In determining the composition of the Board, the Nominating and Corporate Governance Committee seeks to include a diverse and complimentary range of skills and experience among our directors. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee believes that the presence of differing viewpoints on the Board is a benefit to us. Accordingly, the Nominating and Corporate Governance Committee considers principles of diversity, which include, among other things, diversity in backgrounds, perspectives, expertise and qualifications, when assessing the Board as a whole, and individual director candidates.

Special Committee and Demand Review Committee.  In addition to the standing committees described above, in March 2015, a Special Committee of the Board of Directors (the “Special Committee”) was formed and has managed and addressed certain legal and regulatory matters facing the Company since its formation. The current members of the Special Committee are Ms. Taylor, who serves as the chairperson, Mr. Roper and Mr. Wade. Prior to becoming the Company’s chief executive officer, Mr. Presley served as the chairperson of the Special Committee.

In June 2015, the Special Committee exercised its authority to create a three-person Demand Review Committee, which is tasked with investigating various derivative claims against certain current and former officers and directors of the Company and making a recommendation to the Board as to whether it would be in the best interests of the Company to pursue any of those claims. The Demand Review Committee is made up of Ms. Taylor, who serves as the chairperson, Mr. Roper and Mr. Wade.

Risk Management

We have developed and implemented processes designed to manage risk in our business. The Board’s role in risk management is primarily one of oversight with the day-to-day responsibility for risk management implemented by our management team. The Board regularly reviews information provided by management regarding our business strategy, financial position and operations, and considers associated risks. In addition, the Board executes its oversight role through its Audit Committee and other committees which report regularly to the Board on their activities.

With regard to those committee activities, the Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks that we face, including the main controls upon which we rely to mitigate those risks. In particular, the Audit Committee focuses on financial and enterprise risk, including internal controls, and assesses our risk profile with our management and internal and external auditors. The internal control risk profile drives our internal audit plan. The Audit Committee also handles violations of our Code of Ethics and related corporate policies. The Nominating and Corporate Governance Committee assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee reviews risks relating to our incentive compensation policies and arrangements. Further, the Board of Directors has the ability to create additional committees and has formed the Special Committee, which manages and addresses certain legal and regulatory matters facing the Company and reviews risks related to such legal and regulatory matters.

Board and Committee Attendance and Executive Sessions

During fiscal year 2015, the Board held a total of 8 meetings and took additional actions by unanimous written consent; the Audit Committee held 8 meetings and took additional actions by unanimous written consent; the Compensation Committee held 8 meetings and took additional actions by unanimous written consent; and the Nominating and Corporate Governance Committee held 3 meetings and took additional actions by unanimous written consent. At the meetings of the Board, it is the practice of the Board to hold an executive session without management present, as well as a separate executive session with just the independent directors. During fiscal year 2015, each director attended at least 75% of the meetings of the Board and committees on which he or she served, with the exception of Mr. Brock, who was absent for three Board meetings and two Nominating and Corporate Governance Committee meetings due to health reasons.

We strongly encourage all directors to attend Annual Meetings of Stockholders. All of our directors serving at the time attended the 2015 Annual Meeting of Stockholders, and it is expected that all current directors will attend the 2016 Annual Meeting of Stockholders.

Communications to the Board

Stockholders, employees and other interested parties may contact an individual director, the Board as a group, the Chairperson of the Board or Lead Outside Director, as applicable, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168, Attn: Board of Directors. We will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about us, including inquiries regarding employment opportunities.

EXECUTIVE OFFICERS

The following sets forth biographical information for our executive officers. Such information with respect to our founder, Thomas D. Sullivan, and our chief executive officer, John M. Presley, is set forth above in the “Proposal One — Election of Directors” section.

Carl R. Daniels, 62, has been our senior vice president, supply chain since October 2011. From 2009 to 2011, Mr. Daniels served as senior vice president of supply chain and operations at Harbor Freight Tools, Inc. Prior to assuming this position, he served as vice president of distribution for Michaels, Inc. from 2008 to 2009 and senior vice president of logistics for Retail Ventures Services, Inc. from 2002 to 2008. Earlier in his career, he held executive level logistics positions at Midas International, Inc. and certain regional department stores and retailers. He holds a B.S. in business administration and industrial management from Youngstown State University.

Dennis R. Knowles, 51, has been our chief operating officer since March 2016. Prior to assuming this position, Mr. Knowles served in various roles at Lowe’s Companies, Inc. from 2001 to 2015, most recently as chief store operations officer from 2012 to 2015 and as senior vice president of store operations and specialty sales from 2010 to 2012. Prior to 2001, Mr. Knowles served as a regional vice president with Payless Cashways.

Marco Q. Pescara, 51, has been our chief marketing officer since April 2006 and has been our chief merchandising and marketing officer since June 2015. Prior to joining the Company, Mr. Pescara served for more than five years as the vice president of direct response and marketing integration at Hickory Farms, Inc. Mr. Pescara holds a B.S. in history from the University of Toledo, an M.S. in public relations from Boston University and an M.B.A. from the University of Pittsburgh.

Gregory A. Whirley, Jr., 39, has been our senior vice president, finance since May 2015 and our interim chief financial officer since June 2015. Prior to assuming this position, Mr. Whirley was a senior manager at Ernst & Young LLP, where he had been employed since 2002. He holds a B.B.A. and an M.B.A. from the College of William and Mary.

Sandra C. Whitehouse, 61, has been our senior vice president, chief human resources officer since June 2013. Prior to assuming this position, Ms. Whitehouse served as chief human resources officer for Earthbound Farm from 2011 to 2013. Previously, Ms. Whitehouse led the human resources department at Orchard Supply Hardware from 2004 to 2011, and held various human resources and store operations roles at Sears Holdings Corporation over a 29 year period. She holds a B.A. in English from San Francisco State University.

Jill Witter, 61, has been our chief compliance and legal officer since August 2015. In March 2016, she assumed the additional position as secretary of the Company. Prior to joining the Company, Ms. Witter served as senior vice president, general counsel and ethics and compliance officer at Novation LLC from 2007 to 2015. Previously, Ms. Witter served as the general counsel of the Forest Resources Division of the International Paper Company from 2003 to 2006, vice president, general counsel at Rayonier Inc. from 2001 to 2003 and the vice president, general counsel and secretary of Sunglass Hut International from 1999 to 2001. She holds a B.A. and J.D. from the University of Missouri.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our overall compensation philosophy is to maintain effective compensation programs that are as simple and flexible as possible, and permit us to make responsive adjustments to changing market conditions and other internal and external factors. We strive to provide our executives with compensation that is competitive within our industry, considering, among other things, geographic location. In doing so, we seek to attract and retain the key employees necessary to achieve the continued growth and success of our business while remaining mindful of our desire to control costs. Further, it is our intent to align executive pay with stockholders’ interests, recognize individual accomplishments, unite executive management behind common objectives and strike a balance between risk and reward in designing our executive compensation programs.

The Compensation Committee of the Board is responsible for implementing and administering our compensation plans and programs. In that role, the Compensation Committee reviews our executive compensation program every year and may conduct market analyses of executive compensation as it determines are necessary in an effort to ensure that our compensation programs meet our objectives. Decisions relating to the compensation of our executive officers are made by the Compensation Committee. These decisions are also reported to and approved by the full Board. The Compensation Committee consults, and expects to continue to consult, with the chief executive officer and other members of management in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the executive officers, including the chief executive officer and the founder.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives, equity incentives and other components, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;
•	the duties, responsibilities and performance of each executive officer, including the achievements of the areas of our operations for which the executive is personally responsible and accountable;
•	historical cash and equity compensation levels; and
•	compensation competitiveness, internal equity factors and retention considerations.

Compensation levels for executives are differentiated based on the principle that total compensation should increase with an executive’s position and responsibilities, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance as position and responsibilities increase.

Compensation Consultant

In 2012, the Compensation Committee retained Pearl Meyer (“PM”) in connection with a review and assessment of the Company’s executive compensation program for purposes of determining compensation components and levels for 2013. PM prepared a report as part of that review and assessment (the “2013 Compensation Report”). The following peer group, which was generally specialty retailers that fell within a reasonable range (both above and below the Company) of comparative factors such as revenue, EBITDA, operating margin and market capitalization, was utilized in the 2013 Compensation Report.

hhgregg, Inc.	rue21, Inc.	West Marine, Inc.
Pier 1 Imports, Inc.	Select Comfort Corp.	Haverty Furniture Companies, Inc.
Jos. A. Bank Clothiers, Inc.	Hibbett Sports, Inc.	Zumiez, Inc.
Vitamin Shoppe, Inc.	Mattress Firm Holding Corp.	Kirkland’s, Inc.
Conn’s, Inc.	Monro Muffler Brake, Inc.
Shoe Carnival, Inc.	Orchard Supply Hardware

In setting executive compensation in the first quarter of 2015, the Compensation Committee referenced the 2013 Compensation Report for an understanding of market practices and competitive compensation levels as part of its assessment of the design and competitiveness of the Company’s executive compensation packages.

Later in 2015, the Compensation Committee engaged PM to analyze the competitiveness of our executive compensation programs. The Compensation Committee, after considering the SEC and NYSE standards and other factors, determined that PM was independent and that its engagement did not present any conflicts of interest. PM also determined that it was independent and free from conflict with respect to the engagement and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

PM reports directly to the Compensation Committee on all work assigned by the Compensation Committee. PM also interacts with management when necessary and appropriate to carry out its assignments, but only with the Compensation Committee’s approval. PM, in its discretion, from time to time, seeks confirmation from management regarding the accuracy of information that is included in materials presented to the Compensation Committee.

PM’s work in 2015 included a study comparing the compensation paid to the Company’s top executives to the compensation paid to their counterparts at peer companies. The peer group included publicly traded discretionary retailers with revenues and market capitalizations that fell both above and below the Company. The following is a list of companies included in the peer group:

hhgregg, Inc.	Ethan Allen Interiors Inc.	West Marine, Inc.
Pier 1 Imports, Inc.	Select Comfort Corp.	Haverty Furniture Companies, Inc.
Knoll, Inc.	Hibbett Sports, Inc.	Zumiez, Inc.
Vitamin Shoppe, Inc.	Mattress Firm Holding Corp.	Kirkland’s, Inc.
Conn’s, Inc.	Monro Muffler Brake, Inc.	Tumi Holdings, Inc.
Shoe Carnival, Inc.	The Container Store Group, Inc.

In its analysis, PM also referenced nationally recognized survey data using annual revenue of $1.1 billion as a target for the scope of the data set. Further, PM provided information about market trends in executive and director pay practices and advised the Company on compensation program design and structure.

The Compensation Committee consulted the information provided by PM in connection with the hiring of John M. Presley as the Company’s chief executive officer, which is more fully described below. The Compensation Committee also consulted with PM on certain other compensation matters that arose during 2015 including acting executive roles, retention mechanisms and compensation designs for new and existing executives.

2015 Compensation Program

In 2015, the Company experienced a unique set of circumstances in connection with changes in its executive leadership. The Company not only reacted to developments as they arose but also sought to address compensation matters proactively. In doing so, the Company took steps it believed were necessary to attract, retain and motivate key personnel. The discussion below provides an overview of the Company’s executive compensation program. In addition, the Company has included a separate description of the actual compensation paid to each named executive officer and the basis for such compensation.

In early 2015, consistent with past practice, the Compensation Committee evaluated our compensation program and, in so doing considered the following objectives:

•	maintaining a straightforward and flexible program that incents and rewards performance;
•	offering competitive compensation packages necessary to attract and retain key executives;
•	providing non-equity incentive compensation that depends on our financial performance as compared against established goals and compensates executives for outstanding results; and
•	providing an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

After considering these objectives, the Compensation Committee decided to continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards in 2015 for our executives. These components of executive compensation were designed to be used together to strike an appropriate balance between cash and equity compensation and between short-term and long-term value creation. Levels of each of these components for each executive at such time were set in the first quarter of 2015.

As the year progressed, there was significant turnover among the Company’s executives. The Company entered into separation agreements with certain of these executives in connection with their departure from the Company. Further, in response to this turnover, in certain situations, the Company promoted existing executives to new roles and revised their compensation to reflect their new responsibilities and created temporary compensation packages to reward executives in “acting” roles. In other situations, individuals were recruited to join the Company and compensation was set for such individuals at levels that the Company believed were appropriate to attract, retain and motivate them.

Further, in light of challenges facing the business, the Company considered the impact of those challenges on its ability to retain certain executives that the Company believed were important to the Company’s future performance. To that end, the Company took steps to solidify the retention of these certain executives and further motivate them. As more fully described below, the Company entered into retention benefit agreements and severance benefit agreements with these executives and also issued them special restricted stock awards with vesting terms designed to retain and stabilize the executive team.

Base Salary.  Base salary levels for our executive officers are reviewed each year and adjusted based upon a variety of factors including the executive’s tenure with us, scope of responsibility and influence on our operations, individual performance and accomplishments, internal equity, experience, and changes in the competitive marketplace as well as the economic environment and expense considerations. The factors impacting base salary levels are not independently assigned specific weights.

In early 2015, Mr. Lynch, our former president and chief executive officer, reviewed the base salary for each executive officer in place at such time, excluding Mr. Sullivan and himself, and presented the Compensation Committee with recommendations regarding changes in the base salaries for such executive officers. The Compensation Committee was provided with historical compensation information for Messrs. Lynch and Sullivan. The Compensation Committee considered Mr. Lynch’s recommendations in determining the base salaries for all executive officers in place at such time. Thereafter, the Compensation Committee recommended adjustments to the base salaries of all of the executives based upon, among other things, their performance, contributions to the Company and competitive factors and such recommendation was approved by the Board.

As noted above, the Company promoted certain employees and hired new employees to fill the roles left by the executives who were no longer with the Company. The base salaries for the promoted employees were adjusted to reflect each individual’s new duties. Base salaries for the new employees were set at levels deemed appropriate to attract and motivate them.

Annual Cash Bonus Awards.  In 2015, our executive officers had the opportunity to earn an annual cash bonus under our Annual Bonus Plan for Executive Management (the “Bonus Plan”). The amounts payable under the Bonus Plan are expressed as a percentage of annual base salary for each participant (the “Target Bonus”). The Target Bonuses are reviewed annually and vary among the Bonus Plan participants based upon, among other things, their responsibilities, ability to influence operations and performance, internal equity considerations, and position. With the exception of Mr. Sullivan, whose greatest potential payment is 120% of the Target Bonus, the maximum potential annual cash bonus award that our executives could achieve was 200% of their Target Bonus, based only on our achievement of certain objective financial performance measures. Certain new executives that were hired during the year had the opportunity to earn a prorated bonus under the Bonus Plan based upon the duration of their service during the year.

For the 2015 Bonus Plan, the Compensation Committee determined that operating income represented the most comprehensive financial measure in evaluating executive performance. A scale was established which set percentages of the Target Bonuses that would be paid out depending on our actual operating income for the year. The scale was designed to provide incentive bonuses for superior achievement, while being consistent with the Compensation Committee’s views on the appropriate levels of total compensation. The applicable scale for 2015 is set forth below:

Actual 2015 Operating Income	Percentage of Target Bonus
Below $115,083,894	Zero
$115,083,894 – $120,314,981	25%
$120,314,982 – $125,546,067	50%
$125,546,068 – $130,777,153	75%
$130,777,154 – $133,091,908	100%
$133,091,909 – $135,406,664	125%
$135,406,665 – $137,721,420	150%
$137,721,421 – $140,223,413	175%
Above $140,223,413	200%

In 2015, our actual operating income was a loss of $83,192,768. Accordingly, the threshold performance measure under the Bonus Plan was not attained and no amounts were awarded to participants under the Bonus Plan.

Long-Term Equity Incentive Awards.  The long-term component of our compensation program consists of the grant of equity awards that are intended to create a mutuality of interest with stockholders by motivating our executive officers to manage our business so that our stockholders’ investment will grow in value over time. The equity awards are also intended to reward longevity and increase retention, as we do not maintain a defined benefit pension plan or provide other post-retirement medical or life benefits. Because the benefit received depends upon the performance of our stock price over the term of the equity incentive award, such awards are intended to provide incentives for executive officers to enhance our long-term performance, as reflected in stock price appreciation over the long term, thereby increasing stockholder value.

We currently provide equity awards pursuant to the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (the “2011 Plan”), from which we may, among other things, grant stock options, restricted stock awards and other equity awards. We intend equity awards to be a meaningful portion of our executive officers’ total compensation in order to align their interests with our long-term growth and the creation of stockholder value.

Consistent with past practices, in early 2015, Mr. Lynch provided the Compensation Committee with recommendations regarding equity awards to each executive officer in place at such time, excluding himself. In determining the amounts of the equity awards for named executive officers, with the exception of Mr. Lynch, the Compensation Committee considered the recommendations submitted by Mr. Lynch and an evaluation of the fair value of the equity award in relation to the individual’s total compensation. Additionally, these equity awards were based upon their respective responsibilities and performance as well as retention considerations and compensation levels among our other executive officers. Moreover, consistent with awards in recent years, the equity grants made in the first quarter of 2015 to our executives was a mix of 75% non-qualified stock options and 25% restricted stock awards, which vest ratably over four years.

With regard to the new executive hires during 2015, the Company addressed each situation individually to determine equity grants that the Company believed were sufficient to attract, motivate and retain each individual. Further, the mix of equity awards between non-qualified stock options and restricted stock varied amongst the individuals. Similarly, equity grants were awarded to certain executives in connection with their promotions to reflect their new responsibilities and further align their interests with shareholders.

Additional Compensation Arrangements.  In late Summer 2015, the Company considered matters in connection with the retention and motivation of certain executives that were believed to be important to the Company’s business and operations. To address these matters, the Company approved certain additional compensation arrangements for those executives. Such arrangements included severance benefit agreements providing for benefits in the event that the executive’s employment with the Company is terminated without cause, retention agreements providing for cash payments for continued service to the Company and special restricted stock grants with vesting designed to promote retention.

Mr. Daniels and Ms. Witter were the only named executive officers to participate in some or all of these compensation arrangements, with a discussion of their arrangements included in more detail below. All other named executive officers did not participate in these compensation arrangements as they were newly hired, recently promoted, and/or previously had entered into similar arrangements with the Company.

Named Executive Officers.  Due to the turnover and business challenges in 2015, the Company has a large number of named executive officers and the compensation for certain of the named executive officers was tailored to their specific circumstances. The following is a summary of the compensation for the named executive officers in 2015. The named executive officers have certain employment or other arrangements discussed below and also may have certain severance arrangements that are discussed in more detail under “Potential Payments Upon Termination of Change of Control” beginning on page 28.

John M. Presley.  Mr. Presley assumed the role of chief executive officer of the Company in November 2015. As set forth in his employment agreement, his base salary was set at $625,000. Mr. Presley also received an equity award of 150,000 non-qualified stock options with three-year, ratable vesting. As noted above, the Compensation Committee considered information from PM in determining Mr. Presley’s compensation.

In 2015, Mr. Presley received compensation for his service on the Board (including Chairperson for part of the year) and certain of its committees prior to assuming the chief executive officer position, with the basis for such compensation being discussed in more detail under “Director Compensation” and included in the “All Other Compensation” column of the Summary Compensation Table. A description of that compensation is included in the Summary Compensation Table on page 21 and under “Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 24.

Thomas D. Sullivan.  Mr. Sullivan is an employee of the Company and receives a salary and other compensation for his services in that capacity. In early 2015, as part of the Company’s regular review process described above, Mr. Sullivan received a merit increase of 2.77% in his annual base salary, which increased his annual salary to $350,309. In May 2015, Mr. Sullivan assumed the role of acting chief executive officer. In evaluating the appropriate compensation for such role, the Compensation Committee looked at, among other things, the historical pay for the role and the information available to it in the 2013 Compensation Report. In connection with his new position, the Compensation Committee determined that, in addition to maintaining his base salary, Mr. Sullivan should receive certain equity incentive awards that are described more fully under “Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 24. After Mr. Presley assumed the chief executive officer position, Mr. Sullivan continued to receive his base salary. Mr. Sullivan participated in the Bonus Plan in 2015, but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Sullivan. Mr. Sullivan serves on our Board (and held the role of Chairperson for part of 2015) but does not receive an annual retainer or other compensation for serving as a director.

Robert M. Lynch.  Mr. Lynch served as our chief executive officer until his resignation in May 2015. In early 2015, as part of the Company’s regular review process described above, Mr. Lynch received a merit increase of 2.77% in his annual base salary, which increased his annual salary to $745,725. Mr. Lynch did not receive any equity incentive awards in 2015 and did not receive any payments under the Bonus Plan. Mr. Lynch served on our Board prior to his resignation but did not receive an annual retainer or other compensation in connection with such service.

Gregory A. Whirley, Jr.  Mr. Whirley joined the Company in May 2015 as senior vice president, finance and assumed the role of interim chief financial officer on June 1, 2015. In connection with his hiring and after considering a recommendation by Mr. Lynch as chief executive officer and compensation arrangements for the existing executives, his base salary was set at $300,000 and he was paid a signing bonus of $75,000. Mr. Whirley also received an equity grant valued at $300,000 with 75% of such amount in non-qualified stock options and 25% in restricted stock awards, which vest ratably over four years. Mr. Whirley participated in the Bonus Plan in 2015 on a prorated basis based upon his date of hire but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Whirley.

Daniel E. Terrell.  Mr. Terrell served as our chief financial officer until May 31, 2015. In early 2015, as part of the Company’s regular review process described above, Mr. Terrell received a merit increase of 2.00% in his annual base salary, which increased his annual salary to $360,679. Mr. Terrell also received an equity grant valued at $250,000 with 75% of such amount in non-qualified stock options and 25% in restricted stock awards, which vest ratably over four years. Mr. Terrell did not receive any payments under the Bonus Plan in 2015. At the time of the termination of his role as our chief financial officer in June 2015, the Company entered into a consultancy, separation and release agreement (the “consultancy agreement”) with Mr. Terrell whereby, among other things, Mr. Terrell agreed to provide certain consulting services on behalf of the Company. The terms of the consultancy agreement are more fully described under “Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 24.

Marco Q. Pescara.  In early 2015, as part of the Company’s regular review process described above, Mr. Pescara, who was serving as our chief marketing officer at the time, received a merit increase of 3.00% in his annual base salary, which increased his annual salary to $333,582. Mr. Pescara also received an equity grant valued at $250,000 with 75% of such amount in non-qualified stock options and 25% in restricted stock awards, which vest ratably over four years. Thereafter, in June 2015, Mr. Pescara was promoted to chief merchandising and marketing officer. In connection with his promotion and after considering his new responsibilities, a recommendation by Mr. Sullivan as acting chief executive officer and compensation arrangements for the existing executives, Mr. Pescara’s annual base salary was increased to $433,628. He was also issued an equity award, consisting of 75% non-qualified stock options and 25% restricted stock, with a total cumulative value of $300,000 and a ratable, four year vesting period. Mr. Pescara participated in the Bonus Plan in 2015 but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Pescara.

Jill Witter.  Ms. Witter assumed the role of chief compliance and legal officer of the Company in August 2015. In connection with her hiring and after considering the 2013 Compensation Report and additional market information, her base salary was set at $375,000 and she received relocation reimbursement assistance up to $100,000. She was also issued an equity grant that was composed of the following: (1) non-qualified stock options with a cumulative value of $400,000 and a ratable, three-year vesting period beginning on the third anniversary of the grant date; and (2) a restricted stock award with a cumulative value of $400,000 and a ratable, four-year vesting period. Subject to the discretion of the Compensation Committee, this equity grant is expected to be the sole award granted to Ms. Witter over the next few years. Ms. Witter participated in the Bonus Plan in 2015 on a prorated basis based upon her date of hire but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Ms. Witter.

Carl R. Daniels.  In early 2015, as part of the Company’s regular review process described above, Mr. Daniels received a merit increase of 4.50% in his annual base salary, which increased his annual salary to $326,990. Mr. Daniels also received an equity grant valued at $350,000 with 75% of such amount in non-qualified stock options and 25% in restricted stock awards, which vest ratably over four years.

Later in 2015, Mr. Daniels received certain additional compensation consistent with the programs discussed above. In particular, the Company entered into a retention agreement with Mr. Daniels, which entitles him to receive a cash bonus of $98,000 if Mr. Daniels remains employed by the Company through December 31, 2016. The Company also issued Mr. Daniels a restricted stock award with a cumulative value of $175,000 and a ratable, three-year vesting period. Mr. Daniels participated in the Bonus Plan in 2015 but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Daniels.

Claw Back Provisions

Under our equity award agreements, in the event the Compensation Committee determines that an executive willfully engaged in conduct harmful to us, the equity award may be forfeited and/or the executive may be required to repay any stock acquired or received as a result of the award or any sums realized as a result of the sale of stock acquired or received as a result of the award. Likewise, under the Bonus Plan, the

Compensation Committee may require an executive to repay all or any portion of an award issued under the Bonus Plan if the Compensation Committee determines that the award was earned based on inaccurate financial objectives, performance data, metrics or other information or that the participant willfully engaged in conduct harmful to us. Furthermore, our equity award agreements and our Bonus Plan contain clawback provisions that are intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder. Specifically, if, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements, then any awards or payments will be forfeited or repaid with the amount of such forfeiture or repayment to be equal to the difference between the award or payment received and the amount, if any, of the award or payment that would have been granted or issued based on the restated financial statements.

Prohibition on Pledging or Hedging Company Stock

Our Insider Trading Policy provides that no insider may pledge the Company’s securities or hold the Company’s securities in a margined account. Further, our policy prohibits our insiders and employees from buying or selling options, warrants, puts and calls or similar instruments on the Company’s securities, selling the Company’s securities short or entering into hedging or monetizing transactions or similar arrangements with respect to the Company’s securities. For purposes of our Insider Trading Policy, a copy of which can be found on our website, insiders include, among others, our officers and directors.

2016 Compensation Program

As noted above, in 2015, the Compensation Committee engaged PM to analyze the Company’s compensation programs. In conducting its review and assessment for 2016, the Compensation Committee considered the information provided by PM. The Compensation Committee then determined that no material structural changes to our historical executive compensation program were necessary. As a result, under the leadership of the Compensation Committee, we intend to continue our management of executive compensation with the following objectives:

•	to maintain a straightforward and flexible program that allows us to make adjustments in response to changes in market conditions and reward performance;
•	to provide compensation packages necessary to attract and retain key executives to help ensure that we remain competitive;
•	to provide non-equity incentive compensation that depends on our financial performance, as compared against established goals, and promotes collaboration and unified focus among our executives; and
•	to provide an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

To achieve these objectives, we will continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards. These components of executive compensation will be used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. Although the components remain the same, there are a few changes noted below.

•	Base salary will remain a key part of our executive compensation, allowing us to attract and retain qualified executives.
•	The annual cash bonus will be used to incentivize our executives to successfully coordinate efforts, in both the short and long terms, to enhance our business, and therefore stockholder value. The annual cash bonuses will continue to be awarded on the basis of our achievement of certain objective financial performance measures to maintain alignment and consistency among our executives. As opposed to prior years where the performance measure for the annual cash bonus was based upon operating income, the annual cash bonus plan for 2016 will be based upon a combination of net sales, gross profit and adjusted operating income.

•	Equity awards will continue to be awarded to executives in the form of stock options and restricted stock in a manner that seeks to align management’s interests with long-term stockholder interests and encourage retention of key performers. For 2016, the annual equity grants to executives were awarded such that 50% of the value of the grant was issued in non-qualified stock options and 50% in restricted stock award. This is a change from our practice of issuing equity grants with a mix of 75% non-qualified stock options and 25% restricted stock. This change in mix to increase the percentage of full-value awards was prompted, in part, by the Compensation Committee’s mindfulness of the volume of shares currently available under the 2011 Plan and desire to maintain flexibility for future key hires. In connection with the proposed amendment and restatement of the 2011 Plan, the Company is seeking the approval of an additional number of shares available for award in order to ensure that the Company can continue to utilize equity to attract, retain and incent key personnel.

Compensation Risk Assessment

Among other things, the Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. In so doing, the Compensation Committee considers whether such policies and practices are appropriately structured to promote the achievement of goals without encouraging the taking of unwarranted or undue risk. Additionally, the Compensation Committee reviews the relationship between our risk management policies and practices and compensation, and evaluates compensation policies and procedures that could mitigate risks relating to our compensation program.

We believe that our compensation programs discussed above are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to engage in conduct that creates unnecessary or unjustifiable risks. Specifically, our mix of rewards for short term performance through base salary and annual cash bonus awards and for long term performance through equity incentive awards supports these compensation objectives. Moreover, we believe that our utilization of these different compensation components allows us to manage the risks inherent with performance-based compensation. Additionally, our use of mitigation tools such as claw back provisions, oversight by an independent committee of non-employee directors and significant vesting periods for equity awards, provide additional risk protection.

Based upon the review of our compensation practices and policies, we have concluded that they do not create risks that are reasonably likely to have a materially adverse effect on the Company.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance based compensation in excess of $1 million paid to named executive officers of public companies. We intend to design our executive compensation arrangements to be consistent with our best interests and the interests of our stockholders. Because our corporate objectives may not always be consistent with the requirements of full deductibility, we may have compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for our named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides all employees with an opportunity to contribute up to 50% of their eligible compensation, subject to Internal Revenue Service limitations, to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. In addition, a Roth feature was added to the plan during 2015 that allows all employees to contribute up to 50% of their eligible compensation on an after tax basis. Consistent with the 401(k) plan, in 2015, we matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. This matching contribution was allocated to both traditional 401(k) deferrals and Roth contributions. Employees are immediately 100% vested in the Company’s matching contributions. In 2015, Messrs. Sullivan, Lynch, Whirley, Pescara and Daniels and Ms. Witter contributed to the 401(k) plan.

The Board has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

“Say-on-Pay” Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, the shareholders of the Company voted in favor of an annual say-on-pay vote and the Company has elected to follow such advisory vote. Accordingly, at the Company’s 2015 Annual Meeting of Stockholders, the Compensation Committee considered the results of the advisory vote by stockholders on executive compensation, or the “say-on-pay” vote. There was strong support at the 2015 Annual Meeting for the compensation program offered to the Company’s named executive officers with more than 96.8% of votes cast in favor. The Compensation Committee believes that these results evidence the overall belief of the Company’s stockholders that our compensation policies are working and that such policies are aligned with our stockholders’ interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Martin F. Roper, Chairperson
Macon F. Brock, Jr.
Peter B. Robinson
Nancy M. Taylor

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or have ever been one of our officers or employees. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Annual Compensation of Executive Officers

Summary Compensation Table

The following table and descriptions set forth information concerning compensation paid to or earned by the three (3) chief executive officers and the two (2) chief financial officers who served during 2015, and the three other most highly compensated individuals who were serving as our executive officers at the end of the 2015 fiscal year and whose annual salary and bonus exceeded $100,000 during the 2015 fiscal year. We refer to these individuals throughout this Proxy Statement as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
John M. Presley(3) Chief executive officer	2015	72,115	—	—	1,134,000	—	299,000	1,505,115

Thomas D. Sullivan(4) Founder and former acting chief executive officer	2015	355,267	—	—	412,491	—	19,707	787,465

Robert M. Lynch(5) Former President and chief executive officer	2015	328,023	—	—	—	—	10,094	338,117
	2014	715,890	—	—	—	—	142,708	858,598
	2013	655,769	—	1,469,911	3,374,996	1,350,000	16,207	6,866,883
Gregory A. Whirley, Jr.(6) Interim chief financial officer and senior vice president, finance	2015	265,385	75,000	75,000	224,998	—	8,945	649,328

Daniel E. Terrell(7) Former chief financial officer	2015	160,986	—	62,491	187,490	—	231,706	642,673
	2014	351,307	—	62,437	187,498	—	8,211	609,453
	2013	332,587	—	180,947	224,976	409,979	3,872	1,152,361
Jill Witter(8) Chief compliance and legal officer	2015	117,430	—	399,991	399,996	—	104,484	1,021,901

Marco Q. Pescara(9) Chief marketing officer	2015	392,040	—	137,491	412,488	—	23,101	965,120
	2014	321,760	—	62,437	187,498	—	31,692	603,387
	2013	310,048	—	151,810	187,498	375,497	25,418	1,050,271
Carl Daniels(10) Senior vice president, supply chain	2015	330,611	—	262,487	262,491	—	11,614	867,203
	2014	310,874	—	49,992	149,970	—	25,728	536,564
	2013	300,092	—	149,625	187,498	362,794	20,113	1,020,122

(1)	The amounts in this column reflect the aggregate grant date fair value of stock and option awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 6 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 29, 2016.
(2)	The amounts in the column reflect annual cash bonus awards through our non-equity incentive plan, referred to as our “Bonus Plan,” earned in the year noted but typically paid in the first quarter of the following year.
(3)	Mr. Presley was not a named executive officer in 2014 and 2013. All other compensation includes $299,000 in payments earned while serving on the Board of Directors, the Audit Committee as chairperson, the Nominating and Corporate Governance Committee, and the Special Committee of the Board of Directors.

(4)	Mr. Sullivan was not a named executive officer in 2014 and 2013. All other compensation includes $9,338 in health benefits, group health plan contributions and life insurance premiums and $10,369 in matching contributions to our 401(k) plan. The compensation paid to Mr. Sullivan in connection with his service as acting chief executive officer are discussed in more detail under “Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 24.
(5)	All other compensation includes $5,629, $13,243 and $11,784 in health benefits, group health plan contributions and life insurance premiums for 2015, 2014 and 2013, respectively, and $4,465, $4,465 and $4,423 in matching contributions to our 401(k) plan for 2015, 2014 and 2013, respectively, and $125,000 relocation expense reimbursement in 2014.
(6)	Mr. Whirley was not a named executive officer in 2014 and 2013. The bonus is a signing bonus paid in connection with his hire. All other compensation includes $5,253 in health benefits, group health plan contributions and life insurance premiums and $3,692 in matching contributions to our 401(k) plan.
(7)	All other compensation includes $3,031, $8,211 and $3,872 in health benefits, group health plan contributions and life insurance premiums for 2015, 2014 and 2013, respectively and $115,140 in severance payments, $23,466 in vacation payments and $90,170 in consulting fees in 2015.
(8)	Ms. Witter was not a named executive officer in 2014 and 2013. All other compensation includes $6,260 in health benefits, group health plan contributions and life insurance premiums, $577 in matching contributions to our 401(k) plan and $97,647 relocation expense reimbursement.
(9)	All other compensation includes $12,758, $17,069 and $15,344 in health benefits, group health plan contributions and life insurance premiums for 2015, 2014 and 2013, respectively, and $10,343, $14,623 and $10,074 in matching contributions to our 401(k) plan for 2015, 2014 and 2013, respectively.
(10)	All other compensation includes $4,491, $8,211 and $5,881 in group health plan contributions and life insurance premiums for 2015, 2014 and 2013, respectively, and $7,123, $17,517 and $14,232 in matching contributions to our 401(k) plan for 2015, 2014 and 2013, respectively.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards made to our named executive officers during fiscal 2015:

Grants of Plan-Based Awards for Fiscal Year 2015

Name	Award Type		Grant Date	Option Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)(2)	Target ($)	Maximum ($)(3)
John M. Presley	Annual Bonus Plan				—	—	—
	Stock Options		11/9/2015	11/9/2015						150,000	(9)	16.13	1,134,000
	Restricted Stock		5/21/2015	5/21/2015				6,042	(7)				127,486
Thomas D. Sullivan	Annual Bonus Plan				87,577	350,309	420,371
	Stock Options		8/10/2015	8/10/2015						12,457	(8)	12.86	74,991
	Stock Options		11/9/2015	11/9/2015						29,761	(9)	16.13	224,993
Robert M. Lynch	Annual Bonus Plan				186,431	745,725	1,491,450
Gregory A. Whirley, Jr.	Annual Bonus Plan	(4)			28,973	115,890	231,781
	Stock Options		8/10/2015	8/10/2015						37,375	(10)	12.86	224,998
	Restricted Stock		8/10/2015	8/10/2015				5,832	(10)				75,000
Daniel E. Terrell	Annual Bonus Plan				54,102	216,407	432,815
	Stock Options		3/1/2015	3/1/2015						7,722	(6)	51.86	187,490
	Restricted Stock		3/1/2015	3/1/2015				1,205	(6)				62,491
Jill Witter	Annual Bonus Plan	(5)			21,575	86,301	172,603
	Stock Options		8/14/2015	8/14/2015						60,975	(13)	14.02	399,996
	Restricted Stock		8/14/2015	8/14/2015				28,530	(12)				399,991
Marco Q. Pescara	Annual Bonus Plan				65,044	260,177	520,354
	Stock Options		3/1/2015	3/1/2015						7,722	(6)	51.86	187,490
	Stock Options		8/10/2015	8/10/2015						37,375	(10)	12.86	224,998
	Restricted Stock		3/1/2015	3/1/2015				1,205	(6)				62,491
	Restricted Stock		8/10/2015	8/10/2015				5,832	(10)				75,000
Carl R. Daniels	Annual Bonus Plan				49,049	196,194	392,388
	Stock Options		3/1/2015	3/1/2015						10,811	(6)	51.86	262,491
	Restricted Stock		3/1/2015	3/1/2015				1,687	(6)				87,488
	Restricted Stock		8/10/2015	8/10/2015				13,608	(11)				174,999

(1)	These amounts reflect the potential range of payments for 2015 under the Bonus Plan. No amounts were paid under the Bonus Plan in 2015.
(2)	The amounts reflect the threshold payments under the Bonus Plan, which are 25% of the Target Bonus.
(3)	The amounts reflect the greatest potential payments under the Bonus Plan, which are 200% of the Target Bonus for all of the named executive officers except Mr. Sullivan, whose greatest potential payment is 120% of the Target Bonus.
(4)	Bonus amounts are prorated based on a service period beginning May 1, 2015.
(5)	Bonus amounts are prorated based on a service period beginning August 14, 2015.

(6)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2015. The grants were forfeited in 2015 subsequent to Mr. Terrell’s separation with the Company.
(7)	The grants provided for vesting in equal annual amounts on the first anniversary date following the date of grant of May 21, 2015. Such grants were awarded to Mr. Presley while serving as a member of the Board of Directors, as the chairperson of the Audit Committee and as a member of the Nominating and Corporate Governance Committee.
(8)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of August 10, 2015. Such grants were awarded to Mr. Sullivan in connection with his service as acting chief executive officer during a portion of the second quarter of 2015.
(9)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of November 9, 2015. Such grants were awarded to Mr. Sullivan in connection with his service as acting chief executive officer during the third quarter of 2015.
(10)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 10, 2015.
(11)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of August 10, 2015.
(12)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 14, 2015.
(13)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following August 14, 2018, the third anniversary of the date of grant.

Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

The named executive officers have certain employment or other arrangements discussed below and also may have certain severance arrangements that are discussed in more detail under “Potential Payments Upon Termination of Change of Control” beginning on page 28.

Employment Agreement with John M. Presley.  The Company entered into an agreement with Mr. Presley whereby he agreed to serve as our president and chief executive officer, commencing on November 16, 2015 and continuing until the employment agreement is terminated in accordance with its terms. The agreement provides for an initial base salary of $625,000 per year and he also received an equity award of 150,000 options with three-year, ratably vesting. Mr. Presley will be eligible to participate in the Bonus Plan effective January 1, 2016. Under the terms of the Bonus Plan, Mr. Presley will be eligible to receive a yearly target bonus in an amount up to 100% of his base salary, subject to the discretion of the Company’s Board of Directors. He is also entitled to participate in the Company’s employee benefit plans and programs for which he is or will be eligible. The agreement also contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants continue generally for a period of 12 months following the last day of his employment.

In addition, prior to being appointed as chief executive officer in November 2015, Mr. Presley served on the Board and certain of its standing committees as a non-employee director, including as chairperson of the Board from May 21, 2015 until his appointment as chief executive officer in November 2015. Additionally, Mr. Presley was the chairperson of the Special Committee until his appointment as chief executive officer in November 2015. In connection with such service, Mr. Presley received compensation in 2015 totaling $299,000, with certain of such compensation being subject to the Lumber Liquidators Holdings, Inc. Outside Directors Deferral Plan (the “Deferral Plan”).

Mr. Sullivan’s Compensation.  Mr. Sullivan is an employee of the Company and receives a salary and other compensation for his services. In 2015, he received a 2.77% increase in his base salary, which increased his annual salary to $350,309. Mr. Sullivan participated in the Bonus Plan but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Sullivan. While serving as our acting chief executive officer, and beginning on June 1, 2015, Mr. Sullivan earned stock options (the “Options”) valued at the time of grant in the amount of $100,000 per month (prorated for partial months). The Options were granted quarterly for each month during the quarter in which Mr. Sullivan acted as chief executive officer and were made three business days after the public announcement of earnings for each quarter. Of this monthly Option amount, one half of these Options vest ratably over a three-year period if Mr. Sullivan is employed by the Company or serves on the Board on each anniversary of the grant (the “Service Options”). Notwithstanding the foregoing, if both Mr. Sullivan’s employment with the Company terminates and his service on the Board terminates due to his resignation, refusal to stand for election, death or disability, any rights he may have with respect to unvested Service Options will be null and void. If Mr. Sullivan’s service on the Board terminates other than due to his resignation, refusal to stand for election, death or disability and his employment with the Company terminates, or upon a change of control of the Company, any unvested Service Options will 100% vest.

The remainder of the monthly Option amount have vesting terms consistent with the Service Options but also have performance conditions that must be met (the “Performance Options”). The performance condition for one-half of the Performance Options is that the Company’s available merchandise inventory per store must be less than $650,000 on December 31, 2015 (the “Inventory Objective”). The performance condition for the other one-half of the Performance Options is that the comparable store sales rate in the fourth quarter of 2015 must be above zero percent (the “Comparable Store Sales Objective”). In February 2016, it was determined that the Inventory Objective was satisfied but the Comparable Store Sales Objective was not satisfied. Upon a change of control of the Company, any unvested Performance Options will 100% vest, except those that have expired because certain performance conditions were not met. Mr. Sullivan does not receive an annual retainer or other compensation for serving as a director or on any committee.

Employment Agreement with Robert M. Lynch.  In December 2010, we entered into an agreement with Mr. Lynch whereby he agreed to serve as our president and chief operating officer for a five-year term commencing January 17, 2011. The agreement provided for an annual base salary of $500,000, with an increase to $550,000 on or about March 12, 2012. In addition, his employment agreement provided for a signing bonus and certain equity awards. Pursuant to an amendment entered by the parties in December 2011, Mr. Lynch agreed to serve as our president and chief executive officer effective January 1, 2012. The amended agreement provided for an initial annual base salary of $550,000 beginning January 1, 2012. The agreement was scheduled to expire on January 17, 2016. In May, 2015, Mr. Lynch notified the Company of his resignation as our president and chief executive officer.

Letter Agreement with Gregory A. Whirley, Jr.  At the time of his hire, we entered into an offer letter agreement with Mr. Whirley which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment.

Consultancy Agreement with Daniel E. Terrell.  In connection with the termination of his role as our chief financial officer in June 2015, we entered into a consultancy, separation and release agreement (the “consultancy agreement”) with Mr. Terrell. Pursuant to the consultancy agreement, Mr. Terrell performed consulting services for the Company for a period beginning on June 1, 2015 and ending September 1, 2015. The consultancy agreement set forth his Base Rate (as defined in the consultancy agreement) for providing consulting services. The consultancy agreement also provided that, following the conclusion of the consultancy period, Mr. Terrell will receive (i) 52-weeks of pay at the Base Rate and (ii) for a period of up to 52 weeks, a portion of the premium cost such that Mr. Terrell’s premium payment does not exceed what he would otherwise have paid if he were employed by the Company at the time of each such payment in the event that Mr. Terrell elected to continue health and dental insurance through COBRA continuation coverage, subject to Mr. Terrell’s compliance with the terms of the consultancy agreement, including the restrictive covenants set forth therein.

Letter Agreement with Jill Witter.  At the time of her hire, we entered into an offer letter agreement with Ms. Witter which set forth her base starting salary, other compensation matters in connection with her hire and certain initial terms relating to her employment. As part of Ms. Witter’s letter agreement, she was issued an equity grant that was composed of the following: (1) non-qualified stock options with a cumulative value of $400,000 and a ratable, three-year vesting period beginning on the third anniversary of the grant date; and (2) a restricted stock award with a cumulative value of $400,000 and a ratable, four-year vesting period. Subject to the discretion of the Compensation Committee, this equity grant is expected to be the sole award granted to Ms. Witter over the next few years.

Letter Agreement with Marco Q. Pescara.  At the time of his hire, we entered into an offer letter agreement with Mr. Pescara which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment.

Letter Agreement with Carl R. Daniels.  At the time of his hire, we entered into an offer letter agreement with Mr. Daniels which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment.

For additional information concerning our executive compensation policies, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth the outstanding equity awards as of the end of the 2015 fiscal year for each of our named executive officers:

Outstanding Equity Awards at Fiscal Year-End 2015

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
John M. Presley	—		—		—	—	6,042	(1)	104,889
	—		150,000	(2)	16.13	11/9/2025	—		—
Thomas D. Sullivan	—		12,457	(13)	12.86	8/10/2025	—		—
	—		29,761	(2)	16.13	11/9/2025	—		—
	—		112,500	(3)	12.01	3/3/2026	—		—
Gregory A. Whirley, Jr.	—		37,375	(4)	12.86	8/10/2025	5,832	(4)	101,244
Jill Witter	—		60,975	(5)	14.02	8/14/2025	28,530	(6)	495,281
Marco Q. Pescara	1,300	(7)	—	(7)	24.19	3/11/2020	—		—
	6,234	(8)	—	(8)	23.49	3/3/2021	—		—
	6,224	(9)	—	(9)	24.35	3/22/2022	—		—
	3,382	(10)	3,382	(10)	60.70	3/1/2023	515	(10)	8,940
	1,011	(11)	3,036	(11)	107.28	3/1/2024	437	(11)	7,586
	—	(12)	7,722	(12)	51.86	3/1/2025	1,205	(12)	20,919
	—	(4)	37,375	(4)	12.86	8/10/2025	5,832	(4)	101,244
Carl R. Daniels	18,051	(14)	—	(14)	16.75	11/17/2021	—		—
	3,382	(10)	3,382	(10)	60.70	3/1/2023	515	(10)	8,940
	809	(11)	2,428	(11)	107.28	3/1/2024	350	(11)	6,076
	—	(12)	10,811	(12)	51.86	3/1/2025	1,687	(12)	29,286
	—		—		—	—	13,608	(13)	236,235

(1)	The grant provided for vesting on the date of the 2016 Annual Meeting.
(2)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of November 9, 2015.
(3)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of March 3, 2016, as amounts for this grant were earned during the fourth quarter of 2015.
(4)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 10, 2015.
(5)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following August 14, 2018, the third anniversary of the date of grant.
(6)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 14, 2015.
(7)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 11, 2010.
(8)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 3, 2011.
(9)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 22, 2012.

(10)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2013.
(11)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2014.
(12)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2015.
(13)	The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of August 10, 2015.
(14)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of November 17, 2011.

Option Exercises for 2015

The following table provides information concerning the exercises of stock options during the fiscal year 2015 on an aggregated basis for each of our named executive officers:

Option Exercises and Stock Vested for Fiscal Year-End 2015

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John M. Presley	—	—	—	—
Gregory A. Whirley, Jr.	—	—	—	—
Jill Witter	—	—	—	—
Marco Q. Pescara	—	—	402	20,848
Carl R. Daniels	—	—	373	19,344

Potential Payments Upon Termination or Change of Control

We have agreed to provide payments or other benefits to our named executive officers under certain scenarios related to a termination of employment. This section describes those payments and benefits and events that trigger them.

John M. Presley.  Mr. Presley’s employment agreement provides for the termination of his employment by the Company without “Cause,” termination by him as a result of a “Good Reason Event” and termination by him following a “Change in Control” and a resulting material reduction in his compensation or job responsibilities (as those terms are defined in the employment agreement). Termination under any of these circumstances entitles Mr. Presley to receive the following, subject to Mr. Presley’s compliance with the terms of his employment agreement and his execution of a release agreement:

•	his salary earned through the date of termination and accrued but unused paid time off;
•	twelve months of his current base salary in the event such circumstance occurs on or before December 31, 2016 and six months of his current base salary in the event such circumstance occurs on or after January 1, 2017; and
•	the continuation of such benefits as specified by federal laws or laws of the Commonwealth of Virginia, including continuation of group health insurance benefits pursuant to the terms of COBRA.

If Mr. Presley’s employment had been terminated without “cause” or he resigned with “good reason” as of December 31, 2015, whether or not related to a change of control, this amount would have been $625,000.

Gregory A. Whirley, Jr.  Under Mr. Whirley’s offer letter agreement, if he is terminated without “cause” (as defined in his agreement) or resigns with “good reason” (as defined in his agreement), he would be entitled to salary continuation in the amount equivalent to his base salary in effect as of his termination date for 52 weeks, subject to standard payroll deductions and withholdings. If within six months following a change of control (as defined in his agreement), Mr. Whirley’s employment is terminated by the Company without “cause” or he resigns with “good reason”, and he executes a release of claims, then he will be entitled to a lump sum severance payment equal to twelve (12) months of his base salary in effect as of his termination date, subject to standard payroll deductions and withholdings. If Mr. Whirley’s employment had been terminated without “cause” or he had resigned with “good reason” as of December 31, 2015, whether or not related to a change of control, this amount would have been $300,000.

Daniel E. Terrell.  Under Mr. Terrell’s consultancy agreement, upon a change in control (as defined in his agreement), Mr. Terrell is entitled to a lump sum payment in an amount equal to the pro-rated compensation otherwise owing to Mr. Terrell under his agreement, subject to his compliance with the terms of his agreement, and further subject to his execution of a release in a form substantially similar to the release attached to his agreement. If there had been a change in control as of December 31, 2015, this amount would have been $245,539.

Jill Witter.  Consistent with Ms. Witter’s offer letter agreement, Ms. Witter also executed a severance benefit agreement, pursuant to which she is entitled to (i) 52 weeks of pay at her regular base rate at the time of such termination provided that she is terminated “without cause” (as defined in the severance benefit agreement) and (ii) if Ms. Witter elects to continue health and dental insurance through COBRA continuation coverage, the Company agrees to pay, for a period of up to 52 weeks, a portion of the premium cost such that Ms. Witter’s premium payment does not exceed what she would otherwise have paid if she were employed by the Company at the time of each such payment. If Ms. Witter’s employment had been terminated without “cause” as of December 31, 2015, whether or not related to a change of control, this amount would have been $386,679.

Marco Q. Pescara.  Under Mr. Pescara’s offer letter agreement, if he is terminated other than for “cause” (as defined in his agreement), he would be entitled to receive a severance payment equal to one year’s base salary and bonus. If Mr. Pescara’s employment had been terminated other than for “cause” as of December 31, 2015, this amount would have been $433,628.

Carl R. Daniels.  In 2015, Mr. Daniels executed a severance benefit agreement, which entitles him to (i) 52 weeks of pay at his regular base rate at the time of such termination provided that he is terminated “without cause” (as defined in the severance benefit agreement) and (ii) if Mr. Daniels elects to continue health and dental insurance through COBRA continuation coverage, the Company agrees to pay, for a period of up to 52 weeks, a portion of the premium cost such that Mr. Daniels’ premium payment does not exceed what he would otherwise have paid if he were employed by the Company at the time of each such payment. If Mr. Daniels’ employment had been terminated without “cause” as of December 31, 2015, whether or not related to a change of control, this amount would have been $330,991.

In addition to the payments and benefits described above, the agreements pursuant to which equity awards have been granted to the named executive officers contain provisions for accelerated vesting (i) upon a change in control of the Company or (ii) upon a change in control of the Company and the termination of the named executive officer’s employment with the Company (or any related company) for “good reason” or such termination is not a “termination for cause”, depending on the award agreement applicable to a particular equity award. The following table shows the value, as of the end of the 2015 fiscal year, to our named executive officers of unvested stock awards where the vesting would accelerate upon a change in control:

Name	Unvested Stock Options at 12/31/2015(1) (#)	Exercise Price of Unvested Stock Options ($)	Unvested Stock Awards at 12/31/2015(1) (#)	Total Value of Stock Options or Award that may Accelerate Upon Change in Control ($)(2)
John M. Presley	50,000	16.13		61,500
			6,042	104,889
Gregory A. Whirley Jr.	37,375	12.86		168,188
			5,832	101,244
Jill Witter	60,975	14.02		203,657
			28,530	495,281
Marco Q. Pescara	37,375	12.86		168,188
			7,989	138,689

Name	Unvested Stock Options at 12/31/2015(1) (#)	Exercise Price of Unvested Stock Options ($)	Unvested Stock Awards at 12/31/2015(1) (#)	Total Value of Stock Options or Award that may Accelerate Upon Change in Control ($)(2)
Carl R. Daniels			16,790	279,670

(1)	Upon change in control, 100% of the unvested options or awards vest, except that with respect to Mr. Presley, only 33% of the unvested options shall vest upon a change in control with the remainder of the unvested options expiring immediately. The 50,000 options reflected in this column for Mr. Presley represents 33% of his total unvested stock options that would have vested at December 31, 2015.
(2)	Represents the value of unvested stock options and awards based on the closing price of our common stock on December 31, 2015 which was $17.36.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015, with respect to compensation plans under which shares of our common stock are authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted-average Exercise Price of Outstanding Options and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders
2004 Stock Option and Grant Plan(1)(2)	—		—		—
2006 Equity Plan for Non-Employee Directors(1)(3)	30,474		7.58		—
2007 Equity Compensation Plan(1)(4)	114,004	(5)	18.16	(6)	—
2011 Equity Compensation Plan(1)(7)	658,366	(8)	33.24	(6)	957,794
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	802,844		30.52	(6)	957,794

(1)	In 2011, the Board adopted, and the stockholders approved, the 2011 Equity Compensation Plan to succeed the 2007 Equity Compensation Plan. In 2007, the Board adopted, and the stockholders approved, the 2007 Equity Compensation Plan to succeed the 2004 Stock Option and Grant Plan and the 2006 Equity Plan for Non-Employee Directors. As a result, no further awards will be granted under the 2004 Stock Option and Grant Plan, the 2006 Equity Plan for Non-Employee Directors or the 2007 Equity Compensation Plan.
(2)	The 2004 Stock Option and Grant Plan, which we refer to as the 2004 Plan, permitted the grant of incentive and non-qualified stock options and restricted and unrestricted stock awards to our officers, employees, consultants and other key persons (including prospective employees).
(3)	The 2006 Equity Plan for Non-Employee Directors, which we refer to as the 2006 Director Plan, permitted the grant of non-qualified stock options and restricted and unrestricted stock awards to our non-employee directors.
(4)	The 2007 Equity Compensation Plan, which we refer to as the 2007 Plan, permitted the grant of non-qualified and incentive stock options and other stock-based awards to our employees, non-employee directors and other service providers.
(5)	Includes stock options to purchase 80,896 shares and 33,108 unvested shares of restricted stock.
(6)	Weighted average exercise price of outstanding options; excludes restricted stock awards.
(7)	The 2011 Equity Compensation Plan, which we refer to as the 2011 Plan, permits the grant of non-qualified and incentive stock options and other stock-based awards, including, without limitation, restricted stock, restricted stock units, unrestricted stock awards and stock appreciation rights, to our employees, non-employee directors and other service providers. Award grants may be made with the intention of qualifying under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The 2011 Plan is administered by our Compensation Committee. There are 5,300,000 shares of our common stock authorized for issuance, subject to adjustment and reduced by (i) any shares that have been issued under the 2007 Plan, and (ii) any shares that are subject to outstanding awards under the 2007 Plan that have not been forfeited or cancelled. No more than 900,000 shares may be issued under the 2011 Plan as restricted stock (either as a separate award or to settle restricted stock awards) or unrestricted stock.
(8)	Includes stock options to purchase 623,624 shares and 34,742 unvested shares of restricted stock.

DIRECTOR COMPENSATION

Directors who are our employees do not receive compensation for their service on the Board or any Board committee. In 2015, each of our non-employee directors received an annual retainer of $110,000. In addition, our non-employee directors received the following annual retainers for serving as chairperson and on the specified committees (including on a prorated basis for those appointed to such positions during the year):

•	effective starting in November 2015, $75,000 for serving as the chairperson of the Board (provided the chairperson is a non-employee);
•	$15,000 for serving as the chairperson of the Audit Committee;
•	$7,500 for serving as the chairperson of the Compensation Committee;
•	$5,000 for serving as the chairperson of the Nominating and Corporate Governance Committee;
•	$7,500 for serving as a member (but not the chairperson) of the Audit Committee;
•	$3,750 for serving as a member (but not the chairperson) of the Compensation Committee; and
•	$2,500 for serving as a member (but not the chairperson) of the Nominating and Corporate Governance Committee.

In 2015, our non-employee directors elected to have the retainers paid in restricted stock. The restricted stock was granted on the date of the 2015 Annual Meeting and it vests on the date of the 2016 Annual Meeting. In calculating the number of shares of restricted stock reflecting the value of the retainers for our non-employee directors, we used the closing price of our common stock on the date of the grant. Directors were reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.

In addition to the compensation received by our non-employee directors for service on the Board or any standing Board committee, certain non-employee directors also received compensation in 2015 for service on the Special Committee and/or the Demand Review Committee, with such compensation set by the Board. The compensation for such service is described in more detail below.

In March 2015, the Special Committee was formed and its members included Messrs. Presley, Roper and Wade and Ms. Taylor. Mr. Presley served as chairperson of the Special Committee until his appointment to chief executive officer in November 2015, after which Ms. Taylor became chairperson. In addition to reimbursement for out-of-pocket expenses, initially, (i) the chairperson of the Special Committee received $1,500 per meeting and $1,500 per day during which the chairperson spent a meaningful portion of his day on the business of the Special Committee and (ii) the other members of the Special Committee received $1,000 per meeting and $1,000 per day during which he or she spent a meaningful portion of his or her day on the business of the Special Committee. Reflecting the significant effort being required, in May 2015, the compensation paid to the chairperson of the Special Committee was modified to be a monthly payment of $35,000, with the compensation for the other members of the Special Committee remaining unchanged. Then, in November 2015, the compensation to be paid to Ms. Taylor for serving as the chairperson of the Special Committee and the Demand Review Committee was set as a monthly payment of $20,000. The compensation for the other members of the Special Committee remained unchanged. Other members of the Board who assisted the Special Committee but were not members of the Special Committee also received compensation in the form of $1,000 per day during which he spent a meaningful portion of his day on the business of the Special Committee. Members of the Demand Review Committee, other than Ms. Taylor, received $1,000 per meeting and $1,000 per day during which he spent a meaningful portion of his day on the business of the Demand Review Committee.

Such compensation in connection with the Special Committee and the Demand Review Committee was in the form of cash payments, with such payments subject to the Deferral Plan to the extent such member of the Special Committee or Demand Review Committee, as applicable, elected to participate in the Deferral Plan. Compensation received by Mr. Presley for service on the Special Committee is included in the Summary Compensation Table on page 21.

In connection with our engagement of PM for services in 2015, PM also performed an analysis of the compensation for our non-employee directors. It is anticipated that the analysis will be considered when the amounts and components of the compensation paid to the non-employee directors in 2016 are determined.

Director Compensation Table

The following table sets forth compensation earned by our directors who are not named executive officers in the fiscal year ended December 31, 2015:

Director Compensation in Fiscal 2015(1)

Name	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Macon F. Brock, Jr.(4).	—	116,240	—	116,240
Douglas T. Moore(5)	28,000	122,486	—	150,486
Peter B. Robinson(6)	—	113,729	—	113,729
Martin F. Roper(7)	—	166,960	—	166,960
Nancy M. Taylor(8)	—	224,711	—	224,711
Jimmie L. Wade(9)	—	166,192	—	166,192

(1)	Director compensation for Messrs. Presley and Sullivan are included in the Summary Compensation Table on page 21.
(2)	The amounts in this column include amounts earned in connection with services provided while working on the Special Committee and/or the Demand Review Committee, as applicable, which were paid in cash and not deferred under the Deferral Plan.
(3)	The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Stock awards granted on May 21, 2015 and November 23, 2015 had grant date fair values of $21.10 and $14.60, respectively, per share. The amounts in this column also include amounts earned in connection with services provided while working on the Special Committee and/or the Demand Review Committee, as applicable, that were deferred under the Deferral Plan. Stock awards granted on August 10, 2015, November 9, 2015 and March 3, 2016 in connection with such service had grant date fair values of $12.86, $16.13 and $12.01, respectively, per share. For a discussion of the assumptions relating to these valuations, see Note 7 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 29, 2016.
(4)	Stock awards include 5,509 shares of restricted stock that were outstanding as of December 31, 2015.
(5)	Stock awards include 5,805 shares of restricted stock that were outstanding as of December 31, 2015.
(6)	Stock awards include 5,390 shares of restricted stock that were outstanding as of December 31, 2015.
(7)	Stock awards include 5,924 shares of restricted stock that were outstanding as of December 31, 2015. This amount includes (i) $124,996 of restricted stock awarded in connection with his service on the Board and applicable standing committees and (ii) $41,964 of deferred stock units under the Deferral Plan in connection with his service on the Special Committee and/or Demand Review Committee, as applicable.
(8)	Stock awards include 8,077 shares of restricted stock that were outstanding as of December 31, 2015. This amount includes (i) $153,733 of restricted stock awarded in connection with her service on the Board and applicable standing committees and (ii) $70,978 of deferred stock units under the Deferral Plan in connection with her service on the Special Committee and/or Demand Review Committee, as applicable.
(9)	Stock awards include 5,824 shares of restricted stock that were outstanding as of December 31, 2015. This amount includes (i) $121,222 of restricted stock awarded in connection with his service on the Board and applicable standing committees and (ii) $44,970 of deferred stock units under the Deferral Plan in connection with his service on the Special Committee and/or Demand Review Committee, as applicable.

Outside Directors Deferral Plan

On November 21, 2008, the Board adopted the Deferral Plan under which each of our non-employee directors has the opportunity to defer receipt of all or a portion of his or her fees until his departure from the Board. In so doing, the Board intended to provide an incentive to the non-employee directors to own shares of our common stock, thereby aligning their interests more closely with the interests of our stockholders. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year.

Under the Deferral Plan, a non-employee director may elect to defer up to 100% of his compensation in 25% increments and have such compensation invested in deferred stock units. Deferred stock units attributable to the deferral of cash compensation are credited as of the day on which such compensation is otherwise payable in accordance with our then applicable director compensation policies (the “Payment Date”), and the number of deferred stock units is determined by dividing the deferred compensation payable on the Payment Date by the closing price of our common stock as of the Payment Date with partial shares being disregarded. Deferred stock units credited with respect to restricted stock awards are determined using the closing price as of the grant date of the award of such shares of common stock. Deferred stock units must be settled in common stock upon the director’s departure from the Board. There were 95,553 deferred stock units outstanding at December 31, 2015.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and the shares of common stock owned by each director, by each named executive officer, and all of our directors and executive officers as a group as of March 24, 2016. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10022	3,478,894	12.8%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	1,970,068	7.3%
Directors and Executive Officers
Macon F. Brock, Jr.(5)	52,969	*
Carl R. Daniels(6)	51,950	*
Robert M. Lynch	30,216	*
Douglas T. Moore(7)	12,805	*
Marco Q. Pescara(8)	35,523	*
John M. Presley(9)	50,989	*
Peter B. Robinson(10)	18,698	*
Martin F. Roper(11)	67,053	*
Thomas D. Sullivan	608,998	2.2%
Daniel E. Terrell	53,917	*
Nancy M. Taylor(12)	15,196	*
Jimmie L. Wade(13)	17,669	*
Gregory A. Whirley, Jr.	12,076	*
Jill Witter	28,530	*
All executive officers and directors as a group (15 persons)	1,080,725	4.0%

*	Represents beneficial ownership of less than 1%.
(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 27,098,589 shares of the Company’s common stock outstanding as of March 24, 2016. In accordance with SEC rules, percent of class as of March 24, 2016 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)	According to a Schedule 13G/A filed with the SEC on January 8, 2016, BlackRock, Inc., through certain of its subsidiaries, has sole power to vote or direct the vote of 3,414,286 shares and sole power to dispose or to direct the disposition of 3,478,894 shares of the Company’s common stock. Relevant subsidiaries of BlackRock, Inc. that are persons described in Rule 13d-1(b) include: (i) BlackRock

Advisors, LLC; (ii) BlackRock Asset Management Canada Limited; (iii) BlackRock Asset Management Ireland Limited; (iv) BlackRock Asset Management Schweiz AG; (v) BlackRock Fund Advisors; (vi) BlackRock Institutional Trust Company, N.A; (vii) BlackRock Investment Management (Australia) Limited; (viii) BlackRock Investment Management (UK) Ltd; (ix) BlackRock Investment Management, LLC, and (x) Xulu, Inc..
(4)	According to a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group (“Vanguard”), including through certain of its subsidiaries, has sole power to vote or direct the vote of 34,039 shares, sole power to dispose or to direct the disposition of 1,936,929 shares and shared power to dispose or to direct the disposition of 33,139 shares of the Company’s common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are subsidiaries of Vanguard and beneficially own 33,139 shares and 900 shares of the Company’s common stock, respectively.
(5)	Including 5,509 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(6)	Including 27,444 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(7)	Including 4,089 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 5,805 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(8)	Including 25,896 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(9)	Including 6,042 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(10)	Including 5,390 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(11)	Including 26,385 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 5,924 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(12)	Including 8,077 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(13)	Including 5,824 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities.

Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2015, and written representations of our directors and officers, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a formal written policy concerning related person transactions, a copy of which is available on our website. Under that policy, a related person transaction is a transaction, arrangement or relationship involving us, on the one hand, and (i) our director or executive officer, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. Related person transactions do not include (i) any employee benefit plan, policy, program, agreement or other arrangement that has been approved by the Board, the Compensation Committee or recommended by the Compensation Committee for approval by the Board, or (ii) any transaction (other than consulting or employment) in the ordinary course of business and/or in compliance with approved Company policy, if applicable, that does not involve an amount exceeding $100,000 in aggregate.

The Audit Committee evaluates each related person transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by the Board. At least annually, management will provide the Audit Committee with information pertaining to related person transactions. Related person transactions entered into, but not approved or ratified as required by the policy concerning related person transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Lease Arrangements

As of March 31, 2016, we lease our Toano finishing, distribution and headquarters facility, which includes a store location, a warehouse and 30 of our other store locations from F9 Properties, LLC f/k/a ANO, LLC (“F9”), a company that is wholly owned by Mr. Sullivan. The operating lease for our Toano facility has a base period that runs through December 31, 2019. Our store leases generally have five-year base periods and one or more five-year renewal periods. Our rent expense attributable to F9 was $3.1 million in 2015 and we expect a similar rent expense attributable to F9 in 2016. The future minimum payments under our leases with F9 as of December 31, 2015 total approximately $13.8 million.

We believe that the leases that we have signed to date with F9, which are described in more detail in Note 5 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 29, 2016, are on fair market terms. In 2015, any new leases or renewals of existing leases involving Mr. Sullivan or entities with which he is involved were handled in accordance with our related person transaction policy.

AUDITOR INFORMATION

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. Ernst & Young served as our independent registered public accounting firm for the fiscal years ended December 31, 2015, 2014 and 2013. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our independent registered public accounting firm for each of the last two fiscal years:

	2014	2015
Audit Fees	$571,350	$1,832,685
Audit-Related Fees	21,795	53,500
Tax Fees	110,850	163,250
Total Fees	$703,995	$2,049,435

Audit fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with the audits of our annual consolidated financial statements and our international subsidiaries, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with auditing standards.

Audit-Related fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with accounting consultations, principally related to responses to SEC comment letters received during 2015.

Tax fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services related to federal, state and international tax return preparation, tax planning services and consultations on tax matters.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young during 2014 and 2015 were pre-approved.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The Audit Committee reviews and discusses the following matters with management and our independent registered public accounting firm, Ernst & Young LLP:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.
•	Our disclosure controls and procedures, including internal control over financial reporting.
•	The independence of our registered public accounting firm.
•	Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee routinely meets with our internal auditors and independent registered public accounting firm, with and without management present.

The Audit Committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of our consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards generally accepted in the United States.

Management has the primary responsibility for the preparation of our 2015 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that our 2015 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Public Company Accounting Oversight Board Auditing Standards No. 16, “Communications with Audit Committees,” as amended and as adopted by the Public Company Accounting Oversight Board, these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about our accounting controls and the quality of our accounting practices.

The Audit Committee has received from the independent auditors written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ independence, and has discussed with the independent auditors, the independent auditors’ independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

AUDIT COMMITTEE

Jimmie L. Wade, Chairperson
Douglas T. Moore
Martin F. Roper

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are asking the stockholders to ratify this selection. If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. As noted above, we have elected to conduct this “say-on-pay” advisory and non-binding vote annually. The next advisory and non-binding vote to approve our named executive officer compensation will occur at the 2017 Annual Meeting of Stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As discussed in the Compensation Discussion and Analysis section above, we believe that the compensation structure for our named executive officers is appropriate, flexible and effective in attracting and retaining talented personnel. In our judgment, the compensation paid to our named executive officers includes a healthy balance between fixed and performance-based compensation as well as a blend between cash and equity components. Furthermore, we maintain that the compensation for our named executive officers is aligned with the interests of our stockholders through incentives based on increasing stockholder value. Finally, we believe that our compensation programs maintain an appropriate balance of risk and reward in relation to our business strategies and objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends that you vote FOR the proposed resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL FOUR

AMENDMENT AND RESTATEMENT OF LUMBER LIQUIDATORS HOLDINGS,
INC. 2011 EQUITY COMPENSATION PLAN

Overview

The Board requests that shareholders approve the Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (the “Amended and Restated Plan”) which amends and restates the existing Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (the “2011 Plan”) to:

•	increase the number of shares of common stock authorized for issuance under the 2011 Plan by 750,000;
•	allow the Company to meet the requirement of Internal Revenue Code Section 162(m) that the plan be periodically re-submitted to shareholders for consideration to maintain the availability of a federal income tax deduction for any compensation paid under the plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code;
•	incorporate additional performance criteria with respect to which “performance-based compensation” award may be granted;
•	modify individual annual award limits for participants, and add separate award limits for non-employee director participants;
•	extend the termination date of the plan from March 28, 2021 to March 24, 2026;
•	make all awards subject to clawback; and
•	make certain other changes described below.

Share Increase

The 2011 Plan was approved by the shareholders at the 2011 Annual Meeting held on May 6, 2011 and has served as an important part of our overall compensation program. The 2011 Plan enabled us to grant equity-based compensation awards designed to provide an additional incentive for the officers, employees, and directors of the Company and its related companies, as well as certain consultants, advisors and other key persons to the Company or a related company, who are critical to the achievement of our long-term financial and strategic goals. We believe that the Amended and Restated Plan, which amends the 2011 Plan to increase by 750,000 the shares of common stock authorized for issuance under the 2011 Plan, supports our ability to, among other things, attract, motivate and retain the most competent and skilled employees, which is a significant factor for our long-term success. Awards made under the Amended and Restated Plan are designed to align the individual interests of our officers, employees and directors, as well as certain consultants, advisors and other key persons, with the interests of our shareholders and reward them for the creation of long-term shareholder value.

We believe that the number of shares currently available for issuance under the 2011 Plan will not be sufficient in view of our compensation structure and strategy and that the availability of the additional shares sought in this proposal will ensure that we continue to have a sufficient number of shares of common stock authorized for issuance of awards under the Amended and Restated Plan. As a result, the Board has approved the Amended and Restated Plan, subject to the approval of our shareholders at the Annual Meeting.

As of March 15, 2016, there were 27,098,589 shares of common stock outstanding. As of March 15, 2016, there were options to purchase an aggregate of 936,583 shares of common stock outstanding under the 2011 Plan at a weighted-average exercise price of $26.25 per share and a weighted-average remaining term of 8.2 years. As of March 15, 2016, there were 532,129 shares of common stock reserved for future issuance under the 2011 Plan, which is our only plan under which equity awards can currently be made to employees and non-employee directors. As of March 15, 2016, the closing price of a share of our common stock was $11.24.

The following table sets forth, as of March 15, 2016, information relating to all incentive awards made in fiscal 2015 under the 2011 Plan to (i) each of the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all associates, including all current officers who are not named executive officers, as a group.

Name and Position	Number of Stock Options	Number of Unvested Stock Awards
John M. Presley	150,000	6,042
Thomas D. Sullivan	42,218	—
Robert M. Lynch	—	—
Gregory A. Whirley, Jr.	37,375	5,832
Daniel E. Terrell	7,722	1,205
Jill Witter	60,975	28,530
Marco Q. Pescara	45,097	7,037
Carl R. Daniels	10,811	15,295
All Executive Officers as a Group	352,653	71,476
All Non-Employee Directors as a Group	—	36,529
All Employees as a Group (excluding named executive officers)	98,184	286,047

The Board and the Compensation Committee carefully considered the compensation needs of the Company as well as the Company’s historical equity compensation practices in determining the number of shares to be subject to the Amended and Restated Plan. This analysis included reviewing the Company’s past equity compensation practices and assessing the number of shares likely to be needed for future grants, with the Company’s independent compensation consultants assisting in the analysis. In making the recommendation to increase the 2011 Plan’s share reserve by an additional 750,000 shares, we considered a number of factors, including:

Importance of Long-Term Equity Incentives.  Long-term equity incentives are an important component of   our executive compensation program, motivating executives to make decisions that focus on creating long-term value for shareholders, aligning executives’ interests with the interests of shareholders and serving as an effective employment recruitment and retention tool. We consider our ability to have the capacity to provide long-term equity incentives to be critical to our success in those respects. If we do not increase the share reserve at the Annual Meeting, it would limit our flexibility to provide competitive compensation and thus our ability to attract, motivate and retain highly qualified talent.

Historical Burn Rate.  We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation program with the dilution it causes our shareholders. As part of our analysis when considering the proposed share increase, we considered the 2011 Plan’s “burn rate,” or the number of shares subject to equity awards granted since our initial public offering in November 2007, divided by the weighted average number of shares outstanding for that period. In 2015, we made multiple changes in our leadership to, among other things, advance our compliance efforts, created the Special Committee to manage and address certain matters involving the Company, and implemented a retention program for our employees. In connection with these initiatives, we made equity grants from the 2011 Plan. We believe these initiatives were necessary to position the Company for long term success.

Dilution and Overhang.  Our potential dilution, or “overhang,” from outstanding awards and shares available for future awards under the 2011 Plan is approximately 5.8 percent. This percentage is calculated on a fully diluted basis, based on the total shares underlying outstanding stock-based awards (1,041,321), the shares available for future awards under the 2011 plan (532,129) and the total shares of company common stock outstanding as of March 15, 2016 (27,098,589).

Expected Duration.  Based on the Company’s past practices, we expect that the shares available for future awards, including the additional shares if this proposal is approved by our shareholders, will be sufficient for currently-anticipated awards under the Amended and Restated Plan for the foreseeable future. Expectations regarding future share usage could be impacted by a number of factors such as hiring and promotion activity; the future performance of our stock price; the need for future retention initiatives; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Internal Revenue Code Section 162(m)

We seek to compensate our executive officers in large part through annual incentives the payment of which is directly related to performance. As discussed below in the summary of the material terms of the Amended and Restated Plan and in “EXECUTIVE COMPENSATION” beginning on page 12, Internal Revenue Code Section 162(m) generally disallows the Company’s tax deduction for compensation to the named executive officers in excess of $1 million in any year. Under Internal Revenue Code Section 162(m), however, compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible.

We believe that the design and implementation of the Amended and Restated Plan will continue to permit compensation resulting from awards made under the Amended and Restated Plan to qualify as “performance-based compensation” and therefore remain fully deductible under Internal Revenue Code Section 162(m), even though payments under the Amended and Restated Plan may represent compensation to a named executive officer in excess of $1 million. We are seeking shareholder approval of the Amended and Restated Plan in order to meet the requirement of Internal Revenue Code Section 162(m) that the material terms of the performance goals under which performance-based compensation is earned be disclosed to and approved by our stockholders every five years. Such material terms relate particularly to the eligibility for awards, per-person award limitations, and the business criteria incorporated in awards. Each of these aspects is discussed below, and approval of the Amended and Restated Plan will constitute approval of the material terms of the performance goals for purposes of Internal Revenue Code Section 162(m).

In the event that shareholders fail to approve the Amended and Restated Plan (including these material terms), the 2011 Plan will remain in place and the Company may not be allowed a tax deduction for compensation to the named executive officers in excess of $1 million in any year. If the shareholders do not approve the Amended and Restated Plan, the Board may adopt, or may not adopt, another incentive plan for the benefit of such individuals.

New Plan Benefits

The benefits that will be awarded or paid under the Amended and Restated Plan are not currently determinable. Awards granted under the Amended and Restated Plan are within the discretion of the Compensation Committee and future awards and the individuals who may receive them have not been determined. With respect to fiscal year 2015, awards were granted under the 2011 Plan to our named executive officers as set forth in the table captioned “Grants of Plan-Based Awards” table on page 23 of this Proxy Statement, and awards for a total of 424,129 shares of our common stock were awarded to our executive officers as a group. With respect to our non-employee directors, awards were granted to non-employee directors as set forth in the “Directors’ Compensation” table on page 33 of this Proxy Statement, which includes cash payments to members of the Special Committee that were deferred under the Deferral Plan. Awards for a total of 384,231 shares of our common stock were awarded to employees other than named executive officers with respect to fiscal year 2015.

Principal Features of the Amended and Restated 2011 Plan

The following is a general description of the principal features of the Amended and Restated Plan, the full text of which, as proposed to be amended by this Proposal Four, is attached as Exhibit A to this Proxy Statement, This summary is qualified in its entirety by reference to Exhibit A.

General Information

The Amended and Restated Plan authorizes the Compensation Committee of the Board of Directors to grant one or more of the following awards to employees of the Company and its related companies, members of the Board of Directors or board of directors of a related company, and any consultant, advisor or other key person to the Company or a related company (including prospective employees, directors, consultants, advisers or other key persons) who are designated by the Compensation Committee:

•	stock awards;
•	stock units;
•	incentive awards;
•	stock options; and
•	stock appreciation rights (“SARs”).

As of March 31, 2016, there were 1,896 employees and nine members of the Board of Directors.

A “related company” as used in this description of the Amended and Restated Plan, is a corporation or other entity in a chain of entities in which each entity has controlling interest (within the meaning of regulations under Section 409A of the Internal Revenue Code) in another entity in the chain, beginning with the entity in which the Company has a controlling interest. As the term pertains to grants of incentive stock options, a “related company” is limited to certain subsidiary or parent corporations.

The Compensation Committee administers the Amended and Restated Plan and may delegate all or part of its authority to one or more officers. However, the Compensation Committee may not delegate its authority with respect to grants and awards (i) to individuals who are subject to Section 16 of the Securities Exchange Act or (ii) that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. As used in this summary, the term “administrator” means the Compensation Committee and any delegate of the Compensation Committee.

Under the Amended and Restated Plan, we are authorized to issue in connection with the exercise of SARs and options, the grant of stock awards, and the settlement of stock units and incentive awards up to 750,000 shares of common stock, plus the number of shares of common stock available for grant under the 2011 Plan immediately prior to approval of the Amended and Restated Plan by the Company’s stockholders.

The Amended and Restated Plan provides that no single participant may be granted, in a single calendar year, stock options, SARs, stock awards, and stock units, in the aggregate, with respect to more than 500,000 shares of common stock of the Company. For non-employee directors, such limit is reduced to 100,000 shares per year. The 2011 Plan, by contrast, had separate individual annual limits for each award type rather than an aggregate individual annual limit. The 2011 Plan also did not impose a separate limit on awards for non-employee directors. The Amended and Restated Plan provides that no single participant may be granted, in a single calendar year, incentive awards totaling more than $2,000,000. Under the 2011 Plan the annual per-participant limit on incentive awards was $1,200,000. Non-employee directors are not eligible to receive incentive awards under the Amended and Restated Plan. No such restriction on non-employee directors was included in the 2011 Plan.

The Amended and Restated Plan requires that at least ninety-five percent (95%) of shares issued pursuant to Options or SARs thereunder shall be issued pursuant to a minimum vesting period of at least one year. Vesting may be accelerated by the Compensation Committee in the case of death, disability, or a “Change in Control” (as defined in the Amended and Restated Plan).

The 2011 Plan also authorized an agreement to provide for accelerated or differing vesting terms in the case of death, disability, a “Change in Control,” or other special circumstances. However, the 2011 Plan’s minimum vesting provisions differed in that they apply to restricted stock, stock units, and incentive awards, and provided minimum one-year performance-based vesting and, for restricted stock and stock units, minimum three-year ratable time-based vesting. Up to ten percent (10%) of awards could be granted under the 2011 Plan granted without these minimum vesting periods.

As under the 2011 Plan, if an award under the Amended and Restated Plan or the 2007 Equity Compensation Plan (predecessor to the Amended and Restated Plan) is forfeited or terminated, the shares allocated to that award may be reallocated to new awards under the Amended and Restated Plan. However, in contrast to the 2011 Plan, no reallocation of shares surrendered pursuant to the exercise of a stock option or in satisfaction of tax withholding requirements is permitted.

The Amended and Restated Plan provides that if there is a stock split, stock dividend or other event that affects the Company’s capitalization, appropriate adjustments will be made to the number of shares that may be issued under the Amended and Restated Plan, individual limits on awards, and the terms of all outstanding grants and awards made before such event.

The Amended and Restated Plan also provides that no award may be granted more than 10 years after the date the Amended and Restated Plan is adopted by the Board of Directors, which was March 24, 2016.

Grants and Awards under the Amended and Restated Plan

The principal features of awards under the Amended and Restated Plan are summarized below.

Stock Options

The Amended and Restated Plan permits the grant of incentive stock options and non-qualified stock options. The exercise price for options will not be less than the fair market value of a share of common stock on the date of the grant. Repricing of stock options is not permitted. Therefore, other than in connection with a corporate recapitalization or pursuant to prior stockholder approval, the option price may not be reduced after the date of grant. The period in which an option may be exercised is determined by the administrator on the date of the grant, but may not exceed 10 years. Payment of the option exercise price may be in cash, in a cash equivalent acceptable to the administrator or using a cashless exercise procedure approved by the administrator through a broker or dealer approved by the administrator. Payment may be made with shares of common stock, including, if provided in the option agreement for options not intended to be incentive stock options, the withholding by the Company of shares of common stock upon exercise to the extent permitted under applicable laws and regulations.

Stock Appreciation Rights

SARs may be granted either independently or in combination with underlying stock options. Each SAR will entitle the holder upon exercise to receive the excess of the fair market value of a share of common stock at the time of exercise over the SAR’s initial value, which cannot be less than the fair market value of a share of common stock on the date of grant of the SAR and cannot be reduced other than in connection with a corporate recapitalization. At the discretion of the administrator, all or part of the payment in respect of a SAR may be in cash, shares of common stock or a combination thereof. The maximum period in which a SAR may be exercised is 10 years from the date of its grant.

Stock Awards

The Company may also grant stock awards that entitle the participant to receive shares of common stock, including shares issued in settlement of benefit obligations under an incentive compensation or deferral plan of the Company or any successor thereto. A participant’s rights in the stock award may be forfeitable or otherwise restricted for a period of time or subject to other conditions set forth in the grant agreement.

Incentive Awards

Incentive awards entitle the participant to receive payment if certain performance objectives or other conditions prescribed by the administrator are satisfied. The performance objectives that apply to an incentive award may be based on the performance criteria described below. To the extent that incentive awards are earned, our obligation will be settled in cash, shares of common stock, or a combination of cash and common stock. Under the Amended and Restated Plan, non-employee directors are not eligible to receive incentive awards.

Stock Units

The Compensation Committee may also award stock units, which is an award stated with reference to a number of shares of common stock. The award may entitle the recipient to receive, upon satisfaction of performance objectives or other conditions prescribed by the administrator and set forth in the award agreement, cash, shares of common stock or a combination of both. The performance objectives that apply to a stock unit award may be based on the performance criteria below.

Performance Criteria

Under the 2011 Plan, the performance objectives stated with respect to an award were based on one or more of the following performance criteria:

•	pre-tax earnings, as shown in the Company’s annual report to stockholders;
•	earnings per share, as shown in the Company’s annual report to stockholders;
•	earnings before interest, taxes, depreciation and amortization (EBITDA);
•	sales growth (on a gross or net basis);
•	market share;
•	price of common stock;
•	cash flow(s) (including operating or net cash flow(s));
•	financial return ratios;
•	return measures, including return or net return on assets, net assets, equity, capital or gross sales;
•	adjusted pre-tax margin;
•	operating margins, operating profits, and/or operating expenses;
•	dividends;
•	net income or net operating income;
•	value of assets;
•	market penetration with respect to specific designated products or product groups and/or specific geographic areas;
•	aggregate product price and other product measures;
•	expense or cost levels;
•	reduction of losses, loss ratios or expense ratios;
•	reduction in fixed costs;
•	operating cost management;
•	cost of capital;
•	debt reduction;
•	productivity improvements;
•	average inventory turnover;
•	satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures;
•	advertising efficiency;
•	customer satisfaction based on specified objective goals or a Company-sponsored customer survey;
•	employee diversity goals or employee turnover;
•	supervision of litigation and information technology;
•	goals relating to acquisitions or divestitures of subsidiaries or joint ventures;
•	market capitalization;

•	total enterprise value;
•	economic value added (or equivalent metric);
•	debt leverage (debt to capital);
•	revenue;
•	return on operating revenue;
•	cash from operations;
•	operating ratio;
•	cash flow per share;
•	store openings;
•	comparable store sales growth; and
•	performance of non-comparable stores;

Under the Amended and Restated Plan, the performance objectives stated with respect to an award may be based on one or more of the following performance criteria:

•	earnings (including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization (EBITDA), or extraordinary or non-recurring items) or book value per share (which may exclude nonrecurring items) or net earnings;
•	pre-tax income, net income, net operating income, or after-tax income;
•	earnings per share (basic or diluted);
•	sales (net or gross), sales growth or rate of sales growth;
•	operating profit or gross profit;
•	revenue, revenue growth or rate of revenue growth;
•	operating margin, gross margin, cash margin, or adjusted pre-tax margin;
•	return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), return on sales, or return on equity;
•	returns on sales or revenues;
•	financial ratios (including those measuring liquidity, activity, profitability or leverage);
•	reduction of losses, loss ratios or expense ratios;
•	expense or cost levels;
•	reduction in fixed costs;
•	operating costs and expenses;
•	cost of capital or assets under management;
•	value of assets;
•	financing and other capital raising transactions;
•	stock price performance;
•	cash levels, cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends);

•	dividends;
•	implementation or completion of critical projects or processes;
•	economic value added or created;
•	working capital;
•	stock price or total stockholder return;
•	cost targets, reductions and savings, productivity and efficiencies;
•	debt reduction, debt leverage (debt to capital) or net debt to EBITDA;
•	selling, general and administrative expenses;
•	stockholders’ equity;
•	comparable store sales;
•	performance of non-comparable stores;
•	sales per store;
•	store openings;
•	aggregate product price and other product measures;
•	merchandise inventory levels (including per store);
•	inventory shrinkage;
•	average sales ticket;
•	inventory turnover;
•	advertising efficiencies and returns (including advertising expense to sales percentage);
•	customer traffic, satisfaction or growth;
•	occupancy costs (including per square foot of leased premises and as a percentage of sales);
•	market share;
•	market capitalization;
•	market penetration;
•	geographic business expansion;
•	supervision of litigation;
•	information technology;
•	goals relating to acquisitions, divestitures, joint ventures and similar transactions;
•	budget comparisons;
•	human resources and personnel objectives (including recruiting and maintaining personnel, employee diversity goals, employee satisfaction and human resources management);
•	productivity improvements;
•	personal professional objectives (including any performance criteria set forth in the Amended and Restated Plan, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions);

•	funds from operations (FFO) or funds available for distribution (FAD); and
•	total enterprise value.

If provided in an award agreement, measurement of performance criteria against goals may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s financial statements. Performance criteria may be established on a Company-wide basis, with respect to one or more business units, divisions or subsidiaries; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

Change in Control Provisions

The Amended and Restated Plan provides that awards shall be transferable and nonforfeitable to the extent provided in the applicable award agreement in the event of a separation from service following a “Change in Control” (as defined in the Amended and Restated Plan), unless otherwise provided in the award agreement. Neither the 2011 Plan nor the Amended and Restated Plan provides for automatic single-trigger acceleration on a Change in Control.

Clawback

While the 2011 Plan did not address “clawbacks”, the Amended and Restated Plan provides that any award granted pursuant to the Amended and Restated Plan is subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and as set forth in the applicable award agreement.

Federal Income Tax Consequences

The principal federal tax consequences to participants and to the Company of grants and awards under the Amended and Restated Plan are summarized below.

Nonqualified Stock Options

Nonqualified stock options granted under the Amended and Restated Plan are not taxable to an optionee at grant but result in taxation at exercise, at which time the individual will recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the exercise date. The Company generally will be entitled to deduct a corresponding amount as a business expense in the year the optionee recognizes this income.

Incentive Stock Options

An employee will generally not recognize income on grant or exercise of an incentive stock option; however, the amount by which the fair market value of the common stock at the time of exercise exceeds the option price is a required adjustment for purposes of the alternative minimum tax applicable to the employee. If the employee holds the common stock received upon exercise of the option for one year after exercise (and for two years from the date of grant of the option), any difference between the amount realized upon the disposition of the stock and the amount paid for the stock will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an incentive stock option and satisfies these holding period requirements, the Company may not deduct any amount in connection with the incentive stock option.

In addition, if the employee sells shares acquired under an incentive stock option before the end of required holding periods, he or she recognizes ordinary income in the year of the sale. That income equals the difference between the exercise price and fair market value of the stock on the date of exercise. The Company will be entitled to a federal income tax deduction if, and to the extent, a participant recognizes ordinary income with respect to his or her incentive stock option.

Stock Appreciation Rights

There are no immediate federal income tax consequences to a participant when a SAR is granted. Instead, the participant realizes ordinary income upon exercise of a SAR in an amount equal to the cash and/or the fair market value (on the date of exercise) of the shares of common stock received. The Company will be entitled to deduct the same amount as a business expense for the year of exercise.

Stock Awards

The federal income tax consequences of stock awards depend on the restrictions imposed on the stock. Generally, the fair market value of the stock received will not be includable in the participant’s gross income until such time as the stock is no longer subject to a substantial risk of forfeiture or becomes transferable. The participant may make, however, a tax election to include the value of the stock at grant in gross income in the year of receipt despite such restrictions. Generally, the Company will be entitled to deduct the fair market value of the stock transferred to the participant as a business expense in the year the participant includes the compensation in income.

Incentive Awards

A participant generally will not recognize taxable income upon the award of incentive awards. The participant, however, will recognize ordinary income when the participant receives payment of cash and/or shares of common stock for the incentive awards. The amount included in the participant’s income will equal the amount of cash and the fair market value of the shares of common stock received. The Company generally will be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income with respect to incentive awards.

Stock Units

A participant generally will not recognize taxable income upon the award of stock units. The participant, however, will recognize ordinary income when the participant receives payment of cash and/or shares of common stock for the stock unit. The amount included in the participant’s income will equal the amount of cash and the fair market value of the shares of common stock received. The Company generally will be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income with respect to stock unit.

Performance-Based Compensation

Section 162(m) of the Internal Revenue Code places a $1 million annual limit on the deductible compensation of certain executives of publicly traded companies. The limit, however, does not apply to “qualified performance-based compensation.” The Company believes that grants of options and SARs under the Amended and Restated Plan will qualify for the performance-based compensation exception to the deductibility limit, assuming that the Amended and Restated Plan is approved by the stockholders. Stock awards, incentive awards and stock units will also qualify for this exception to the extent they are subject to the satisfaction of stockholder-approved performance objectives and certain other criteria are satisfied. State tax consequences may in some cases differ from those described above.

Amendment and Termination

The Board of Directors may amend or terminate the Amended and Restated Plan at any time, provided that no such amendment will be made without stockholder approval if required by applicable law or any exchange on which the common stock is listed.

The Board of Directors recommends that you vote FOR the proposed resolution approving the amendment and restatement of the 2011 Plan.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2017 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at our principal executive offices in Toano, Virginia on or before December 8, 2016.

If a stockholder wishes to present a proposal at the 2017 Annual Meeting of Stockholders but not have it included in our proxy materials for that meeting, the proposal: (1) must be received by us no later than December 8, 2016, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under our Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in our Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the Annual Meeting other than the matters discussed herein. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of an Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for our most recent fiscal year, may be found on our website, www.lumberliquidators.com. In addition, we will provide each beneficial owner of our securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

VOTING PROXIES

The Board recommends an affirmative vote for the nominees named in Proposal One and an affirmative vote on Proposals Two through Four. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted “FOR” the nominees named in Proposal One and “FOR” Proposals Two, Three and Four. Management is not aware of any matters other than those specified herein that will be presented at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the proxy holders will vote upon those matters in accordance with their best judgment.

Exhibit A

LUMBER LIQUIDATORS HOLDINGS, INC.

2011 EQUITY COMPENSATION PLAN

(As Amended & Restated March 24, 2016)

LUMBER LIQUIDATORS HOLDINGS, INC.

2011 Equity Compensation Plan

(As Amended & Restated March 24, 2016)

A-i

A-ii

A-iii

ARTICLE I
DEFINITIONS

1.01. Administrator

Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III. Notwithstanding the preceding sentence, “Administrator” means the Board on any date on which there is not a Committee.

1.02. Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant or other documentation specifying the terms and conditions of an Award granted to such Participant.

1.03. Award

Award means a Stock Award, Stock Unit, Incentive Award, Incentive Stock Option, Non-Qualified Stock Option or SAR granted to a Participant.

1.04. Board

Board means the Board of Directors of the Company.

1.05. Change in Control

Change in Control means any of the following events:

(a) any person, including a “group” as defined below, acquires ownership of the Common Stock that, together with the Common Stock already held by such person or group, represents more than 50% of the total fair market value or total voting power of the then outstanding Common Stock;

(b) any person, including a “group” as defined below, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock possessing 30% or more of the total voting power of the Common Stock;

(c) a majority of members of the Board is replaced during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election; or

(d) any person, including a “group” as defined below, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company having a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The term “group” shall have the same meaning as in Section 13(d)(3) of the Securities Act of 1933, modified as may be necessary to comply with the requirements of Treasury Regulations Section 1.409A-3(i)(5)(v). This definition of “Change of Control” is intended to satisfy the requirements of Treasury Regulations Section 1.409A-3(i)(5), the terms of which are incorporated herein by reference.

1.06. Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.07. Committee

Committee means the Compensation Committee of the Board.

1.08. Common Stock

Common Stock means the common stock, par value $0.001, of the Company.

1.09. Company

Company means Lumber Liquidators Holdings, Inc.

1.10. Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.11. Corresponding SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.12. Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

1.13. Fair Market Value

Fair Market Value means, on any given date, the reported “closing” price of a share of Common Stock on the New York Stock Exchange on such date or, if the Common Stock was not so traded on such date, the reported “closing” price of a shares of Common Stock on the immediately preceding day on which the Common Stock was so traded.

1.14. Incentive Award

Incentive Award means a cash-denominated Award which, subject to the terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a payment, in cash or Common Stock, or a combination of cash and Common Stock from the Company.

1.15. Incentive Stock Option

Incentive Stock Option means an Option intended to qualify as an “incentive stock option” under Section 422 of the Code and related Treasury Regulations and guidance.

~~1.15.~~1.16. Initial Value

Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common Stock as determined by the Administrator on the date of the grant; provided, however, that the price per share of Common Stock encompassed by the grant of an SAR shall not be less than Fair Market Value on the date of grant. Except for an adjustment authorized under Article XII, the Initial Value may not be reduced (by amendment or cancellation of the sale or otherwise) after the date of grant.

1.17. Non-Employee Director

Non-Employee Director means a member of the Board or the board of directors of a Related Company who is not also an employee of the Company or a Related Company.

1.18. Non-Qualified Stock Option

An Option that is not, or is not intended to be, an Incentive Stock Option.

~~1.16.~~1.19. Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement, and includes both an Incentive Stock Option and a Non-Qualified Stock Option.

~~1.17.~~1.20. Participant

Participant means an employee of the Company or a Related Company (including an entity that becomes a Related Company after the adoption of this Plan), a member of the Board or the board of directors of a Related Company or any consultant, advisor, or other key person to the Company or a Related Company (including a prospective employee, Board member, director, consultant, advisor, or key person) who satisfies the requirements of Article IV and is selected by the Administrator to receive an Award.

~~1.18.~~1.21. Performance Criteria

For purposes of this Plan, “Performance Criteria ~~means~~ ” shall mean performance targets based on one or more of ~~pre-tax~~ the following criteria: (a) earnings~~, as shown in the Company’s annual report to stockholders, calculated in accordance with generally accepted accounting principles consistently applied by the Company; earnings per share, as shown in the Company’s annual report to stockholders, calculated in accordance with generally accepted accounting principles consistently applied by the Company; earnings before interest, taxes, depreciation and amortization (EBITDA) calculated in accordance with generally accepted accounting principles consistently applied by the Company; sales growth (on a gross on net basis); market share; price of Common Stock; cash flow(s)~~ (including operating ~~or net cash flow(s)); financial return ratios; return measures, including return or net return on assets, net assets, equity, capital or gross sales; adjusted pre-tax margin; operating margins, operating profits, and/or operating expenses; dividends; net~~ income, earnings before or after taxes, earnings before or after interest, depreciation, amortization (EBITDA), or extraordinary or non-recurring items) or ~~net operating~~ book value per share (which may exclude nonrecurring items) or net earnings; (b) pre-tax income~~; value of assets; market penetration with respect to specific designated products or product groups and/~~, net income, net operating income, or ~~specific geographic areas; aggregate product price and other product measures; expense or cost levels;~~ after-tax income; (c) earnings per share (basic or diluted); (d) sales (net or gross), sales growth or rate of sales growth; (e) operating profit or gross profit; (f) revenue, revenue growth or rate of revenue growth; (g) operating margin, gross margin, cash margin, or adjusted pre-tax margin; (h) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), return on sales, or return on equity; (i) returns on sales or revenues; (j) financial ratios (including those measuring liquidity, activity, profitability or leverage); (k) reduction of losses, loss ratios or expense ratios; (l) expense or cost levels; (m) reduction in fixed costs; (n) operating costs and expenses; (o) cost of capital or assets under management; (p) value of assets; (q) financing and other capital raising transactions; (r) stock price performance; (s) cash levels, cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital~~; debt reduction; productivity improvements; average inventory turnover; satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; advertising efficiency; customer satisfaction based on specified objective goals or a Company-sponsored customer survey; employee diversity goals or employee turnover; supervision of litigation and information technology; goals relating to acquisitions or divestitures of subsidiaries or joint ventures; market capitalization; total enterprise value;~~ or cash flow per share (before or after dividends); (t) dividends; (u) implementation or completion of critical projects or processes; (v) economic value added ~~(or equivalent metric);~~or created; (w) working capital; (x) stock price or total stockholder return; (y) cost targets, reductions and savings, productivity and efficiencies; (z) debt reduction, debt leverage (debt to capital~~); revenue; return on operating revenue; cash from operations; operating ratio; cash flow per share; store openings;~~ ) or net debt to EBITDA; (aa) selling, general and administrative expenses; (bb) stockholders’ equity; (cc) comparable store sales ~~growth; and~~; (dd) performance of non-comparable stores~~.~~ ; (ee) sales per store; (ff) store openings; (gg) aggregate product price and other product measures; (hh) merchandise inventory levels (including per store); (ii) inventory shrinkage; (jj) average sales ticket; (kk) inventory turnover; (ll) advertising efficiencies and returns (including advertising expense to sales percentage); (mm) customer traffic, satisfaction or growth; (nn) occupancy costs (including per square foot of leased premises and as a percentage of sales); (oo) market share; (pp) market capitalization; (qq) market penetration, (rr) geographic business expansion, (ss) supervision of litigation, (tt) information technology, (uu) goals relating to acquisitions, divestitures, joint ventures and similar transactions, (vv) budget comparisons; (ww) human resources and personnel objectives (including recruiting and maintaining personnel, employee diversity goals, employee satisfaction and human resources management); (xx) productivity improvements; (yy) personal professional objectives (including any performance criteria set forth in this Section 1.18, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions); (zz) funds from operations (FFO) or funds available for distribution (FAD); or (aaa) total enterprise value. Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria. If provided in an Agreement, measurement of Performance Criteria against goals may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes~~, each as defined by Generally Accepted Accounting Principles and as identified in the Company’s financial statements.~~. Performance Criteria may be established on a Company-wide basis, with respect to one or more business units, divisions or subsidiaries; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

~~1.19.~~1.22. Plan

Plan means the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, as Amended & Restated March 24, 2016.

~~1.20.~~1.23. Related Company

With respect to an ~~option qualifying under Code Section 422 (an “incentive stock option”), or intended to so qualify~~Incentive Stock Option, Related Company means any “subsidiary corporation” within the meaning of Code Section 424(f) or “parent corporation” within the meaning of Code Section 424(e) with respect to the Company. As to all other Awards, Related Company means any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, beginning with the corporation or other entity in which the Company has a controlling interest. For this purpose, “controlling interest” is intended to have the same meaning as in Treasury Regulations Section 1.409A-1(b)(5)(iii)(E)(1).

~~1.21.~~1.24. SAR

SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

~~1.22.~~1.25. Stock Award

Stock Award means Common Stock awarded to a Participant under Article VIII, including shares issued in settlement of benefit obligations under an incentive compensation or deferral plan of the Company or any successor thereto.

~~1.23.~~1.26. Stock Unit

Stock Unit means an Award, in the amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive a payment for each Stock Unit equal to the Fair Market Value of a share of Common Stock on the date of payment.

ARTICLE II
PURPOSES

The Plan is intended to assist the Company and its Related Companies in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Related Companies and to associate their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of both Incentive Stock Options ~~qualifying as incentive stock options~~ and Non-Qualified Stock Options ~~not so qualifying~~, and the grant of SARs, Stock Awards, Stock Units and Incentive Awards. No Option that is intended to be an ~~incentive stock option~~Incentive Stock Option shall be invalid for failure to qualify as an ~~incentive stock option~~Incentive Stock Option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III
ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Awards, upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, Stock Unit or Incentive Award, including by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or a Related Company, requirements that the Company achieve a specified level of financial performance or that the Company achieve a specified level of financial return. ~~Notwithstanding any such conditions,~~Ninety-five percent (95%) of shares issued pursuant to Options or SARs under the Plan shall be issued pursuant to a minimum vesting period of at least one year; provided that the Administrator may~~, in its discretion,~~ accelerate the time at which any Option or SAR may be exercised~~, or the time at which a Stock Award, Stock Unit~~ (i) in the case of death, disability or ~~Incentive Award may become transferable~~Change in Control, or ~~nonforfeitable~~(ii) subject to the minimum one-year vesting period set forth above, in circumstances other than death, disability or ~~both;~~Change in Control; and provided further that such discretion may not be exercised with respect to an Award intended to qualify as “performance-based compensation” under Code Section 162(m) to the extent such discretion would be inconsistent with Code Section 162(m) and guidance thereunder. ~~In addition, the~~The Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive.

Neither the Administrator nor the Committee nor any member of either or any delegate thereof shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Administrator, Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorney’s fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

All expenses of administering this Plan shall be borne by the Company, a Related Company or a combination thereof.

The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and awards (i) to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) that are not intended to qualify as “performance-based compensation” for purposes for Code Section 162(m). The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

Any other provision of this Plan to the contrary notwithstanding, the Committee may, in its discretion, specify that grants and Awards to any United States national who is employed by the Company or provides services to the Company or a Related Company outside of the United States, or to any foreign national who is employed by the Company or provides services to the Company or a Related Company, can be made on such terms and conditions that are different from those specified in the Plan and which, in the judgment of the Committee, are necessary and desirable to further the purposes of the Plan; other than with respect to (i) the applicable individual limitation on grants and awards set forth ~~in Sections 6.01, 7.01, 8.01, 9.01 and 10.01~~herein; and (ii) the criteria for establishing the Option price described in ~~Section 6.02~~Article VI or SAR Initial Value.

ARTICLE IV
ELIGIBILITY

Any employee of the Company, any member of the Board, any employee or director of a Related Company (including a corporation that becomes a Related Company after the adoption of this Plan) or any consultant, advisor, or other key person to the Company or a Related Company (including a prospective employee, Board member, director, consultant, advisor, or other key person) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of the Company or a Related Company.

ARTICLE V
STOCK SUBJECT TO PLAN

5.01. Shares Issued

Upon the Award of shares of Common Stock pursuant to a Stock Award or in settlement of an Award of Stock Units or Incentive Awards, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02. Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan, pursuant to the exercise of SARs and Options~~,~~ (including Incentive Stock Options and Non-Qualified Stock Options), the grant of Stock Awards and the settlement of Stock Units and Incentive Awards is ~~1,000~~750,000 shares of Common Stock, plus the number of shares of Common Stock ~~remaining~~ available for grant under the Lumber Liquidators Holdings, Inc. ~~2007~~2011 Equity Compensation Plan ~~(~~immediately prior to the ~~“Prior Plan”) on the date the Plan is approved~~Plan’s approval, as amended and restated herein, by stockholders in accordance with Article XVI. The maximum aggregate number of shares of Common Stock that may be issued under this Plan ~~as Stock Awards or in settlement of Stock Units and Incentive Awards is 900,000. The maximum aggregate number of shares that may be issued under this Plan and the maximum number that may be issued as Stock Awards or in settlement of Stock Units and Incentive Awards shall be subject to adjustment as provided in Article XI. Upon the approval of the Plan by stockholders in accordance with Article XVI, no further grants or awards shall be made under the Prior Plan, but outstanding grants and awards made under the Prior Plan shall remain effective in accordance with their terms~~shall be subject to adjustment as provided in Article XI.

5.03. Individual Annual Limits

No participant may be granted, in a single calendar year, Options, SARs, Stock Awards and Stock Units, in the aggregate, with respect to more than 500,000 (five hundred thousand) shares of Common Stock. For purposes of the foregoing limit, an Option and Corresponding SAR shall be treated as a single Award. No participant may be granted, in a single calendar year, an Incentive Award for more than $2,000,000 (two million dollars); provided that Non-Employee Directors shall not be eligible for Incentive Awards. Further, no Non-Employee Director may be granted, in a single calendar year, Options, SARs, Stock Awards and Stock Units, in the aggregate, with respect to more than 100,000 (one hundred thousand) shares of Common Stock. The foregoing individual annual limits shall be subject to adjustment as provided in Article XI.

~~5.03.~~5.04. Reallocation of Shares

(a) If an Award under the Plan or an award under the ~~Prior~~Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan (the “2007 Plan”) (or portion thereof) is forfeited, is cancelled, expires, lapses or otherwise is terminated without being exercised or payment having been made in shares of Common Stock, the shares of Common Stock allocable to the forfeited, cancelled, expired, lapsed or otherwise terminated Award or ~~Prior~~2007 Plan award (or portion thereof) shall again be available for Awards to be granted under the Plan.

(b) Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes with respect to an Award or as payment for the exercise of an Option, under this Plan or the Prior Plan, shall not be reallocated to the number of shares of Common Stock available for Awards to be granted under this Plan.

(c) Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as shares of Common Stock delivered to the same extent as if the Award were settled in shares of Common Stock. Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under the Plan. Settlement of Incentive Awards in Shares of Common Stock will reduce the number of shares of Common Stock available for issuance ~~to the extent settled in Common Stock.~~.

(d) Shares of Common Stock delivered under the Plan in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

(e) Consistent with the requirements specified above in this Section 5.03, the Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national securities exchange on which the Common Stock is listed or any applicable regulatory requirement.

ARTICLE VI
OPTIONS

6.01. Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by each such Award~~; provided, however, that no Participant may be granted Options in any calendar year covering more than 400,000 shares of Common Stock.~~ .

6.02. Option Price

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall be not less than the Fair Market Value on the date the Option is granted.

6.03. No Repricing

Except for an adjustment authorized under Article XI, or pursuant to prior stockholder approval, the Option price may not be reduced (by amendment or cancellation of the Option or otherwise) after the Date of Grant. ~~If an employee owns or is deemed to own (by reason of the attribution rules of Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation (within the meaning of Code Sections 424(e) and 424(f)) (a “Ten Percent Stockholder”), and an incentive stock option is granted to such employee, the Option price of such incentive stock option shall be not less than 110% of the Fair Market Value on the grant date.~~

~~6.03.~~6.04. Maximum Option Period

The maximum period in which an Option may be exercised shall be ten years from the date such Option was granted. ~~The maximum period in which an incentive stock option granted to a Ten Percent Stockholder may be exercised is five years from the date such incentive stock option was granted.~~ The terms of any Option may provide that it has a term that is less than such maximum period.

~~6.04.~~6.05. Nontransferability

Except as provided in Section 6.06, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by will or by the laws of descent and distribution), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.06, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

~~6.05.~~6.06. Transferable Options

Section 6.05 to the contrary notwithstanding, an Option that is not an ~~incentive stock option~~Incentive Stock Option may be transferred pursuant to the applicable Agreement, subject to the applicable securities law requirements as in effect from time to time. The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

~~6.06.~~6.07. Employee Status

For purposes of determining the applicability of Code Section 422 (relating to incentive stock options) or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

~~6.07.~~6.08. Exercise

Subject to the provisions of this Plan, including the minimum vesting period rules set forth in Article III, and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that ~~incentive stock options~~Incentive Stock Options (granted under the Plan and all plans of the Company and its Related Companies) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding the limit prescribed by Code Section 422(d). An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised. No Option may include provisions that “reload” the Option upon exercise.

~~6.08.~~6.09. Payment

~~Unless otherwise provided by the Agreement, payment~~Payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator, or ~~though~~through a cashless exercise procedure approved by Administrator involving a securities broker approved by the Administrator. ~~Subject~~In addition, subject to rules established by the Administrator ~~and if provided~~(A) unless prohibited in ~~an~~the Option Agreement, payment of all or part of the Option price may be made with shares of Common Stock including by (i) surrender to the Company of shares of Common Stock, (ii) attestation of Common Stock ownership~~,~~; and (~~iii)~~B) if provided in the Option Agreement, for Options not intended to be ~~incentive stock options~~Incentive Stock Options, receipt by the Participant of fewer shares ~~that~~than would otherwise be issuable on exercise of the option (“net exercise”). If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

~~6.09.~~6.10. Change in Control

~~Section 6.08 to the contrary notwithstanding, to the extent provided in the Agreement, an~~Each outstanding Option shall be ~~fully~~ exercisable (in whole or in part at the discretion of the holder) ~~upon~~to the extent provided in the applicable Agreement in the event of a separation from service following a Change in Control ~~or in connection with a tender offer for shares of Common Stock~~, unless otherwise provided in such Agreement.

~~6.10.~~6.11. Stockholder Rights

No Participant shall have any rights as a stockholder with respect to shares subject to his Option until the date of exercise of such Option.

~~6.11.~~6.12. Disposition of Common Stock

A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an ~~incentive stock option~~Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant on exercise of the Option. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII
SARS

7.01. Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares covered by each such Award~~; provided, however, that no Participant may be granted SARs in any calendar year covering more than 400,000 shares of Common Stock.~~.

~~For purposes of the foregoing limit, an Option and Corresponding SAR shall be treated as a single Award. In addition, no Participant may be granted Corresponding SARs (under all incentive stock option plans of the Company and its Related Companies) that are related to incentive stock options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds the limit prescribed by Code Section 422(d).~~

~~7.02.~~ Maximum SAR Period

The maximum period in which a SAR may be exercised shall be ten years from the date such SAR was granted. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03. Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04. Transferable SARs

Section 7.03 to the contrary notwithstanding, a corresponding SAR that is not related to an ~~incentive stock option~~Incentive Stock Option may be transferred pursuant to the applicable Agreement, subject to applicable securities law requirements as in effect from time to time. The holder of a SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.

7.05. Exercise

Subject to the provisions of this Plan, including the minimum vesting period rules set forth in Article III, and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR that is related to an ~~incentive stock option~~Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised. No Corresponding SARs (under all incentive stock option plans of the Company and its Related Companies) that are related to Incentive Stock Options may first be exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds the limit prescribed by Code Section 422(d).

7.06. Change in Control

~~Section 7.05 to the contrary notwithstanding, to the extent provided in the Agreement, each~~Each outstanding SAR shall be ~~fully~~ exercisable (in whole or in part at the discretion of the holder) ~~upon~~to the extent provided in the applicable Agreement in the event of a separation from service following a Change in Control ~~or in connection with a tender offer for shares of Common Stock~~, unless otherwise provided in such Agreement.

7.07. Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.08. Settlement

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. ~~No~~A fractional share will not be deliverable upon the exercise of ~~an~~a SAR, ~~but a cash payment will~~and any such fractional share shall be ~~made in lieu thereof~~disregarded.

7.09. Stockholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a stockholder of the Company until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE VIII
STOCK AWARDS

8.01. Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by each such Award~~; provided, however, that no Participant may receive Stock Awards in any calendar year for more than 100,000 shares of Common Stock.~~

8.02. Vesting

The Administrator, on the date of the Award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such other conditions as may be set forth in the Agreement~~; provided, however, Stock Awards shall vest no sooner than ratably over a period of at least three years from the date of award, except, as provided in an Agreement, in the event of the Participant’s death, disability, or retirement, a Change in Control or other special circumstances as determined by the Committee. Notwithstanding the foregoing, up to (i) ten percent (10%) of the Common Stock authorized under the Plan may be awarded without any minimum vesting requirements and (ii) Stock Awards which vest based on the achievement of stated performance objectives shall vest no earlier than the achievement of such performance objectives over a period of at least one year from the date of award, except, if provided in an Agreement, in the event of Participant’s death, disability, or retirement, a Change in Control, or other special circumstances determined by the Committee.~~. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Company before the expiration of a stated period, or if the Company, a Related Company, the Company and its Related Companies or the Participant fails to achieve stated performance objectives, including performance objectives stated with reference to Performance Criteria. ~~The Administrator, in its discretion, may waive the requirements for vesting or transferability for all or part of the shares subject to a Stock Award in connection with a Participant’s termination of employment or service, but only to the extent permitted by Code Section 162(m) and guidance thereunder in the case of Stock Awards intended to qualify as “performance-based compensation” for purposes of Code Section 162(m).~~

8.03. Employee Status

In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04. Change in Control

~~Sections 8.02 and 8.03 to the contrary notwithstanding, to the extent provided in the Agreement, an~~ Each outstanding Stock Award shall be transferable and nonforfeitable ~~upon~~to the extent provided in the applicable Agreement in the event of a separation from service following a Change in Control, unless otherwise provided in such Agreement.

8.05. Stockholder Rights

Prior to their forfeiture, if provided in an Agreement, and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable, a Participant will have all the rights of a stockholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award~~,~~ or the Company’s transfer agent will hold the awarded shares in a book entry account for the benefit of the Participant, the terms of which account shall restrict the transferability of shares held in the account until the awarded shares are transferable and are no longer forfeitable and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. Unless the Agreement otherwise provides, dividends paid with respect to a Stock Award in the form of Common Stock shall become transferable and nonforfeitable at the same time as the underlying Stock Award (or portion thereof) becomes transferable and nonforfeitable. The limitations set forth in the preceding sentences shall not apply after the shares of Common Stock granted under the Stock Award are transferable and are no longer forfeitable.

ARTICLE IX
INCENTIVE AWARDS

9.01. Award

The Administrator shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator. ~~With respect to an Incentive Award based on a performance period of one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds $1,200,000. With respect to an Incentive Award based on a performance period of more than one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds the product of (i) $100,000 and (ii) the number of months in the performance period.~~ Non-Employee Directors shall not be eligible to receive Incentive Awards.

9.02. Terms and Conditions

The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions that govern the Award. The Administrator may grant Incentive Awards as part of another plan or program, such as an annual bonus program, provided the applicable terms of this Plan are satisfied. Such terms and conditions shall prescribe that the Incentive Award shall be earned only if, and to the extent that, performance objectives are satisfied ~~during a performance period of at least one year after the grant of the Incentive Award.~~. The restrictions set forth in the Agreement must include the attainment of performance objectives, including performance objectives stated with reference to Performance Criteria. By way of example and not of limitation, the performance objectives may provide that the Incentive Award will be earned only if the Company, a Related Company or the Company and its Related Companies or the Participant achieves stated objectives, including objectives stated with reference to Performance Criteria. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award. Notwithstanding the preceding sentences of this Section 9.02, the Administrator~~, in its discretion,~~ may reduce the duration of the performance period and may adjust the performance objectives for outstanding Incentive Awards in connection with a Participant’s ~~termination of employment or service~~death or disability or a Change in Control, but only to the extent permitted by Code Section 162(m) and guidance thereunder in the case of Incentive Awards intended to qualify as “performance-based compensation” for purposes of Code Section 162(m).

9.03. Payment

In the discretion of the Administrator, the Award payable when an Incentive Award is earned may be settled in cash, by the issuance of Common Stock, or a combination of cash and Common Stock.

9.04. Nontransferability

Except as provided in Section 9.05, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.05. Transferable Incentive Awards

Section 9.04 to the contrary notwithstanding, an Incentive Award may be transferred pursuant to the applicable Agreement, subject to applicable securities law requirements as in effect from time to time. The holder of an Incentive Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.

9.06. Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.07. Change in Control

~~Section 9.02 to the contrary notwithstanding, to the extent provided in the Agreement, an~~Each outstanding Incentive Award shall be earned ~~on~~to the extent provided in the applicable Agreement in the event of a ~~Control~~separation from service following a Change ~~Date~~in Control, unless otherwise provided in such Agreement.

9.08. Stockholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as ~~to~~a stockholder of the Company or any Related Company on account of such Award until, and except to the extent that, the Incentive Award is earned and settled in shares of Common Stock.

ARTICLE X
STOCK UNITS

10.01. Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Award of Stock Units is to be made and will specify the number of Stock Units covered by such Awards~~; provided, however, that no Participant may be awarded Stock Units for more than 100,000 shares of Common Stock in any calendar year~~.

10.02. Earning the Award

The Administrator, on the date of grant of the Award, may prescribe that the Stock Units or a portion thereof, will be earned ~~only upon~~, and the Participant will be entitled to receive a payment pursuant to the Award of Stock Units, only upon the satisfaction of performance objectives or such other criteria as may be prescribed by the Administrator and set forth in the Agreement~~; provided, however, Stock Units shall vest no sooner than ratably over a period of at least three years from the date of award, except, as provided in an Agreement, in the event of the Participant’s death, disability, or retirement, a Change in Control or other special circumstances as determined by the Committee. Notwithstanding the foregoing, up to (i) ten percent (10%) of the Common Stock authorized under the Plan may be awarded, including in settlement of a Stock Unit, without any minimum vesting requirements and (ii) Stock Units which are earned based on the achievement of stated performance objectives shall be earned no earlier achievement of such performance objectives over a period of at least one year from the date of award, except, if provided in an Agreement, in the event of Participant’s death, disability, or retirement, a Change in Control, or other special circumstances determined by the Committee. By way of example and not of limitation, the performance objectives or other criteria may provide that the Stock Units will be earned only if the Participant remains in the employ or service of the Company or a Related Company for a stated period or that the Company, a Related Company, the Company and its Related Companies, or the Participant achieve performance objectives stated with respect to Performance Criteria. Notwithstanding the preceding sentences of this Section 10.02, the Administrator, in its discretion, may reduce the duration of the performance period and may adjust the performance objectives for outstanding Stock Units in connection with a Participant’s termination of employment or service, but only to the extent permitted by Code Section 162(m) and guidance thereunder in the case of Stock Units intended to qualify as “performance-based compensation” for purposes of Code Section 162(m).~~. If divided equivalents are provided for under the Agreement, such dividend equivalents shall be subject to the same conditions on entitlement to payment as the underlying Stock Unit Award or portion thereof.

10.03. Payment

In accordance with the Agreement, the amount payable when an award of Stock Units is earned may be settled in cash, Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an Award of Stock Units is earned, ~~but a cash payment will be made in lieu thereof~~and any such fractional share shall be disregarded.

10.04. Nontransferability

Except as provided in Section 10.05, Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Stock Unit Award other than by will or the laws of descent and distribution. The limitations set forth in the preceding sentence shall not apply to Common Stock issued as payment pursuant to a Stock Unit Award.

10.05. Transferable Stock Units

Section 10.04 to the contrary notwithstanding, an award of Stock Units may be transferred pursuant to the applicable Agreement, subject to applicable securities law requirements as in effect from time to time. The holder of Stock Units transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Stock Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Stock Units except by will or the laws of descent and distribution.

10.06. Employee Status

In the event that the terms of any Stock Unit award provide that no payment will be made unless the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

10.07. Change in Control

~~Section 10.02 to the contrary notwithstanding,~~ Each outstanding Stock Unit shall be earned to the extent provided in the applicable Agreement~~, each Stock Unit shall be earned in its entirety as~~ in the event of a ~~Control~~separation from service following a Change ~~Date without regard to whether any Performance Criteria or other condition to which the award is subject have been met.~~ in Control, unless otherwise provided in such Agreement.

ARTICLE XI
ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares and type of securities as to which Awards may be granted under this Plan, the terms of outstanding Awards, and the ~~per-~~individual annual limitations on the number of shares of Common Stock or value for which Awards may be granted or settled shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code Section 424 applies, or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this Article XI by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Awards may be granted, the per individual limitations on the number of shares of Common Stock for which Awards may be granted or the terms of outstanding Awards.

The Committee may make Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, stock units, or similar awards held by an individual who becomes an employee or other service provider of the Company or a Related Company in connection with a transaction or event described in the first paragraph of this Article XI. Notwithstanding any provision of the Plan (other than the ~~limitation~~limitations of Section 5.02), the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate.

The Committee shall adjust performance goals established with respect to Performance Criteria (“Performance Goals”) (either up or down) and the level of an Award (intended to be performance-based compensation under Code Section 162(m)) that a Participant may earn under this Plan, but only to the extent permitted pursuant to Code Section 162(m), if the Committee determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, unless the Agreement otherwise provides, performance goals established with respect to Performance Criteria and Awards conditioned on attainment thereof shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such performance goals are established.

ARTICLE XII
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted, Incentive Award or Stock Unit is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award, Stock Unit or Incentive Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII
GENERAL PROVISIONS

13.01. Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Company or a Related Company or in any way affect any right or power of the Company or a Related Company to terminate the employment or service of any individual at any time with or without assigning a reason therefore.

13.02. Unfunded Plan

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03. Rules of Construction

Headings are given to the Articles and Sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.04. Tax Withholding

Each Participant shall be responsible for satisfying any income and employment tax withholding obligation attributable to participation in this Plan. In accordance with procedures established by the Administrator, a Participant may surrender shares of Common Stock, or receive fewer shares of Common Stock than otherwise would be issuable, (i) in satisfaction of all or part of Participant’s minimum statutorily required withholding obligation, or (ii) in satisfaction of withholding for Participant at such other rate as may be permitted, consistent with equity classification, under FASB ASC Topic 718 — Compensation — Stock Compensation.

13.05. Section 409A

This Plan is intended to provide compensation that is exempt from or that complies with Code Section 409A and guidance thereunder (“Section 409A”), and the Plan’s terms and the terms of any Agreement shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. For purposes of Section 409A, each payment under this Plan shall be deemed to be a separate payment.

Notwithstanding any provision of this Plan or an Agreement to the contrary, to the extent that any payments are subject to Section 409A, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payment of any amounts or benefits under this Plan would cause a violation of Section 409A, then any amounts or benefits payable under this Plan upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise exempt from Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the Participant’s separation from service or (2) the date of the Participant’s death.

13.06. Tax Consequences

Nothing in this Plan or an Agreement shall constitute a representation by the Company to a Participant regarding the tax consequences of any Award received by a Participant under this Plan. Although the Company may endeavor to (i) qualify an Award for favorable federal tax treatment or (ii) avoid adverse tax treatment (e.g., under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under this Plan.

13.07. Clawback

Any Award granted pursuant to this Plan is subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and as set forth in the applicable Agreement. A Participant’s acceptance of any Award granted pursuant to this Plan constitutes acceptance of the repayment provisions described in this Section.

13.08. Binding Effect

The terms of this Plan and each Award granted hereunder shall be binding upon and inure to the benefit of legatees, distributees, and personal representatives of Participants and the successors of the Company and any Related Company.

ARTICLE XIV
AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until stockholder approval is obtained if required by applicable law or any exchange on which the Common Stock is listed. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.

ARTICLE XV
DURATION OF PLAN

No Award may be granted under this Plan more than ten years after the earlier of the date the Plan, as hereby amended and restated, is adopted by the Board or ~~the date that the Plan is~~ approved by stockholders in accordance with Article XVI. Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XVI
EFFECTIVE DATE OF PLAN

Options, SARs, Incentive Awards, and Stock Units may be granted under this Plan upon its adoption by the Board, provided that no Option, SAR, Incentive Award, or Stock Units shall be exercisable or shall be settled unless this Plan is approved by a majority of the votes cast by the Company’s stockholders, voting either in person or by proxy, at a duly held stockholders’ meeting at which a quorum is present. Stock Awards may be granted under this Plan upon the later of its adoption by the Board or its approval by stockholders in accordance with the preceding sentence.

LUMBER LIQUIDATORS HOLDINGS, INC.
ATTN: JILL WITTER
3000 JOHN DEERE RD
TOANO, VA 23168

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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E08060-P74945

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LUMBER LIQUIDATORS HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) W. Stephen Cannon
02) John M. Presley
03) Thomas D. Sullivan

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3. Proposal to provide advisory (non-binding) approval of named executive officer compensation.	☐	☐	☐
4. Proposal to approve the Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2016 Annual Meeting

May 23, 2016, 10:00 a.m

Hilton Garden Inn Williamsburg

1624 Richmond Road

Williamsburg, VA 23185

The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

E08061-P74945

LUMBER LIQUIDATORS HOLDINGS, INC.
Annual Meeting of Stockholders
May 23, 2016, 10:00 AM
This proxy is solicited by the Board of Directors

Proxy - Lumber Liquidators Holdings, Inc.
Notice of 2016 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for the Annual Meeting - May 23, 2016

Gregory A. Whirley, Jr. and Jill Witter, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lumber Liquidators Holdings, Inc. to be held on May 23, 2016.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side